UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
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Colgate-Palmolive Company
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March 27, 2008

Dear Fellow Colgate Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders on Thursday, May 8, 2008, at 10:00 a.m. in the Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, between 45th and 46th Streets, New York, New York 10036.

At the meeting, we will ask you to elect the Board of Directors, to ratify the selection of the independent registered public accounting firm and to increase the number of authorized shares of common stock. We will also review the progress of the Company during the past year and answer your questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement describes the business we will conduct at the meeting and provides information about the Company that you should consider when you vote your shares.

The Proxy Statement includes a section highlighting the Company’s corporate governance standards. The Company and its Board of Directors have a long-standing commitment to good governance, and the Board continuously reviews its governance practices to ensure that they promote shareholder value. In the past year, this ongoing review has resulted in the amendment of our by-laws to give stockholders the ability to call special meetings. Also in 2007, all members of the Board of Directors attended a director education program that was designed specifically for Colgate. We invite you to review the governance section beginning on page 4 of the Proxy Statement to learn more about our continuing commitment to excellence in corporate governance.

Beginning this year, we are pleased to take advantage of the new Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this new e-proxy process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials, unless you request one. The Notice of Internet Availability contains instructions on how to access and review all of the information contained in this Proxy Statement and our Annual Report as well as how to submit your proxy via the Internet. Beginning on March 27, 2008, we plan to mail a printed copy of the proxy materials to our registered stockholders who have not consented to electronic delivery of their proxy materials and the Notice of Internet Availability to all of our other stockholders.

It is important that your stock be represented at the meeting. Whether or not you plan to attend the meeting in person, we hope that you will vote on the matters to be considered. You may vote your proxy by telephone or via the Internet. If you received a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided.

Very truly yours,

Reuben Mark Chairman of the Board	Ian M. Cook President and Chief Executive Officer

March 27, 2008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2008 Annual Meeting of Stockholders of Colgate-Palmolive Company will be held in the Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, between 45th and 46th Streets, New York, New York 10036, on Thursday, May 8, 2008, at 10:00 a.m., for the following purposes:

1.	To elect the Board of Directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008;

3.	To amend the Restated Certificate of Incorporation to increase the number of authorized shares of common stock; and

4.	To consider and act upon such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 10, 2008, are entitled to vote at the Annual Meeting.

Your vote is important. We encourage you to vote by proxy, even if you plan to attend the meeting. You may vote your proxy by telephone or via the Internet. A website address with instructions on how to vote your proxy by telephone or via the Internet is included on your Notice of Internet Availability. If you received a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided. Voting now will not limit your right to change your vote or to attend the meeting.

Andrew D. Hendry
Senior Vice President, General Counsel and Secretary
Colgate-Palmolive Company
300 Park Avenue
New York, New York 10022

TABLE OF CONTENTS

Page
VOTING PROCEDURES	1
GOVERNANCE OF THE COMPANY	4
Colgate’s Corporate Governance Commitment	4
The Board of Directors	8
Director Independence	10
Other Information Regarding Directors	11
Majority Voting in Director Elections	11
Communications to the Board of Directors	11
Director Attendance at Annual Meetings	12
Committees of the Board of Directors	12
Compensation Committee Interlocks and Insider Participation	13
Nominating and Corporate Governance Committee Report	14
Audit Committee Report	15
EXECUTIVE COMPENSATION	16
Compensation Discussion and Analysis	16
P&O Committee Report	27
Summary Compensation Table	28
Grants of Plan-Based Awards	32
Outstanding Equity Awards at Fiscal Year-End	34
Option Exercises and Stock Vested	37
Retirement Plans	38
Pension Benefits	40
Deferred Compensation Plan	42
Supplemental Savings & Investment Plan	42
Nonqualified Deferred Compensation	43
Executive Severance and Other Termination Benefits	44
Potential Payments Upon Termination or Change-in-Control	47
Compensation of Directors	50
STOCK OWNERSHIP	53
Stock Ownership of Directors and Executive Officers	53
Stock Ownership of Certain Beneficial Owners	55
Compliance with Section 16(a) Beneficial Ownership Reporting	56
Certain Relationships and Related Transactions	56
PROPOSALS REQUIRING YOUR VOTE	57
Proposal 1: Election of Directors	57
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm	57
Proposal 3: Amendment to Restated Certificate of Incorporation to Increase Number of Authorized Shares of Common Stock from 1,000,000,000 Shares to 2,000,000,000 Shares	59
STOCK PRICE PERFORMANCE GRAPHS	60
OTHER INFORMATION	62
Future Stockholder Proposals	62
Nominations for Director	62
Cost and Methods of Soliciting Proxies	62
Available Information	62
Other Business	62
APPENDIX A: Amendment to Restated Certificate of Incorporation	A-1

PROXY STATEMENT

Colgate-Palmolive Company (referred to in this Proxy Statement as “we,” “Colgate” or the “Company”) is sending you this Proxy Statement in connection with the solicitation by the Board of Directors (the “Board”) of proxies to be voted at the 2008 Annual Meeting of Stockholders.

We are mailing a printed copy of this Proxy Statement, a proxy card and the 2007 Annual Report of the Company to our registered stockholders who have not consented to electronic delivery of their proxy materials and a Notice of Internet Availability to all of our other stockholders beginning March 27, 2008. The Annual Report being made available on the Internet and mailed with the Proxy Statement is not part of the proxy-soliciting material.

VOTING PROCEDURES

Who Can Vote

The Company has two classes of voting stock outstanding: Common Stock and Series B Convertible Preference Stock. If you were a record owner of either of these classes of stock on March 10, 2008, the record date for voting at the Annual Meeting, you are entitled to vote at the meeting. At the close of business on March 10, 2008, there were 508,454,155 shares of Common Stock and 2,941,346 shares of Series B Convertible Preference Stock outstanding and entitled to vote.

Determining the Number of Votes You Have

Each share of Common Stock has one vote, and each share of Series B Convertible Preference Stock, which is convertible into eight shares of Common Stock, has eight votes. When originally issued in 1989, each share of Series B Convertible Preference Stock was convertible into one share of Common Stock. Since then the Common Stock has split three times while the Series B Convertible Preference Stock has not split. To maintain its parity with the Common Stock, the voting rights, dividends and conversion ratio of the Series B Convertible Preference Stock have been adjusted accordingly. Thus, each share of Series B Convertible Preference Stock has eight votes.

How to Vote

You can vote your shares in two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so using the telephone, the Internet or, if you received a printed copy of your proxy materials, mail. Each of these procedures is more fully explained below. Even if you plan to attend the meeting, the Board recommends that you vote by proxy.

Voting by Proxy

Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You may vote your proxy by telephone, Internet or mail, each as more fully explained below. In each case, we will vote your shares as you direct. When you vote your proxy, you can specify whether you wish to vote for or against or abstain from voting on each nominee for director, the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008 and the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. If you vote using the telephone or Internet, you will be instructed how to record your vote on each of these proposals.

If any other matters are properly presented for consideration at the Annual Meeting, the Company’s directors named on your proxy card and the voting website as the Proxy Committee (the “Proxy Committee”) will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the Annual Meeting.

•  Vote by Telephone

If you reside in the United States, Canada or Puerto Rico, you can vote your shares by telephone by calling the toll-free number provided on the voting website ( www.proxyvote.com) and on the proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Wednesday, May 7, 2008. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail but choose to vote by telephone, you do not need to return your proxy card.

•  Vote by Internet

You also can vote your shares via the Internet on the voting website, which is www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Wednesday, May 7, 2008. As with telephone voting, you will have the opportunity to confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders through individual control numbers. If you vote via the Internet, you may incur costs such as telephone and Internet access fees for which you will be responsible. If you received a proxy card in the mail but choose to vote via the Internet, you do not need to return your proxy card.

•  Vote by Mail

If you received a printed copy of your proxy materials, you can vote by completing and mailing the enclosed proxy card to us so that we receive it before 11:59 p.m. (Eastern Daylight Time) on Wednesday, May 7, 2008. If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice. If you sign and return your proxy card but do not specify how to vote, we will vote your shares in favor of the Board’s nominees for director, the ratification of the selection of the independent registered public accounting firm and the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

Voting at the Annual Meeting

If you wish to vote at the Annual Meeting, written ballots will be available from the ushers at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. Voting by proxy, whether by telephone, Internet or mail, will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the meeting, there is no need to vote again at the meeting unless you wish to change your vote.

Revocation of Proxies

You can revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) you can deliver a valid written proxy with a later date or follow the instructions given for changing your vote by telephone or via the Internet; (2) you can notify the Secretary of the Company in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Stockholders above); or (3) you can vote in person by written ballot at the Annual Meeting.

Quorum

To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the votes represented by the outstanding stock of the Company. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.

Broker Non-Votes

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal.

Under the rules of the New York Stock Exchange (the “NYSE”), if your broker holds shares in your name and delivers this Proxy Statement to you, the broker is entitled to vote your shares on each of the three proposals even if the broker does not receive voting instructions from you.

Required Vote

Proposal 1: Election of Directors. Each of the ten nominees for director who receives at least a majority of the votes cast for such nominee will be elected. Votes cast include votes for or against each nominee and exclude abstentions. This means that if you abstain from voting for a particular nominee, your vote will not count for or against the nominee. As more fully described in “Majority Voting in Director Elections” on page 11, any nominee in this election who does not receive a majority of the votes cast will be required to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then consider the resignation and make a recommendation to the Board. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise.

Proposal 3: Amendment to Restated Certificate of Incorporation to Increase Number of Authorized Shares of Common Stock from 1,000,000,000 Shares to 2,000,000,000 Shares. The affirmative vote of a majority of all outstanding stock is required to approve the increase in the number of authorized shares of Common Stock. This means that if you abstain from voting on this proposal, it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise.

Confidential Voting

All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy whether you vote by telephone, Internet or mail. Your vote will not be disclosed to anyone other than the independent tabulator without your consent, except if proxies are being solicited for a change in control of the Company or if doing so is necessary to meet legal requirements.

Voting by Employees Participating in the Company’s Savings and Investment Plan

If you are a Colgate employee who participates in the Colgate-Palmolive Company Employees Savings and Investment Plan (the “Savings and Investment Plan”), you will receive a Notice of Internet Availability prior to the Annual Meeting. This notice will contain instructions on how to vote your shares via the Internet or telephone. The notice will also indicate the aggregate number of shares of Series B Convertible Preference Stock and Common Stock credited to your account under the Savings and Investment Plan as of March 10, 2008, the record date for voting at the meeting.

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You can direct the trustee how to vote the shares by telephone or via the Internet. You can also direct the trustee how to vote by mail by requesting a proxy card and returning your completed proxy card to us. Instructions for each method are indicated on the Notice of Internet Availability.

•	If you do not indicate your vote to the trustee on time, the trustee will vote your shares in the same proportion as the shares voted by employees who indicate their votes on time.

Voting by Employees Participating in a Stock Ownership Program outside the U.S.

If you are an employee who participates in one of Colgate’s employee stock ownership plans outside the U.S., you will receive separate voting instructions from your local Human Resources Department.

GOVERNANCE OF THE COMPANY

Colgate’s Corporate Governance Commitment

Colgate’s Board believes strongly that good corporate governance accompanies and greatly aids our long-term business success. This success has been the direct result of Colgate’s key business strategies, including its focus on core product categories and global brands, people development programs emphasizing “pay for performance” and the highest business standards. Colgate’s Board has been at the center of these key strategies, helping to design and implement them, and seeing that they guide the Company’s operations.

The Board believes that the Company has consistently been at the forefront of good corporate governance. Reflecting its commitment to continuous improvement, the Board reviews its governance practices on an ongoing basis to ensure that they promote shareholder value. This review resulted in the amendment of our by-laws to give shareholders the ability to call special meetings. Also in 2007, all members of the Board attended a director education program that was designed specifically for Colgate.

Board Independence and Expertise

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Strict Director Independence Standards. From 1989 to 2007, the Board was comprised entirely of outside independent directors, with the exception of Reuben Mark, Chairman and Chief Executive Officer (the “CEO”). Now, with Mr. Mark having retired as CEO and continued as Chairman and Mr. Cook having been elected to the Board as CEO, eight of Colgate’s ten directors are independent and only two are current or former members of Colgate management. All members of the Audit Committee, the Nominating and Corporate Governance Committee and the Board’s compensation committee, known as the Personnel and Organization Committee (the “P&O Committee”), are independent directors. The Board believes that an independent director should be free of any relationship with Colgate or its senior management that may in fact or appearance impair the director’s ability to make independent judgments or compromise the director’s objectivity and loyalty to stockholders. Based on this principle, the Board adopted director independence standards which outline the types of relationships, both personal and professional, between directors and the Company, its senior management and other directors that, if present, would preclude a finding of independence. These standards, which are substantially stricter than those required by the listing standards of the NYSE, guide the Board’s annual affirmative determinations of independence. A copy of the standards is available on the Company’s website at www.colgate.com. For more information regarding the independence standards and the Board’s determinations of independence, see “Director Independence” on page 10.

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Executive Sessions/Presiding Director. The independent directors of the Board are scheduled to meet in executive session, without the Chairman or the CEO present, at every regularly scheduled Board meeting. The role of presiding director at these sessions is rotated among the independent directors every year in accordance with an established schedule. The role of the independent presiding director is to, among other things: establish agendas for such executive sessions in consultation with the other directors; serve as a liaison between the independent directors and the Chairman and the CEO in matters relating to the Board as a whole (although all independent directors are encouraged freely to communicate with the Chairman, the CEO and other members of management at any time); review meeting schedules to help ensure there is sufficient time for the discussion of all agenda items; have the authority to call meetings of the independent directors as appropriate and to be available, as appropriate, for consultation and direct communication from shareholders. David W. Johnson currently is serving as the presiding director.

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Audit Committee Independence and Financial Literacy. All members of the Audit Committee are independent directors. The Board has also determined that all members of the Audit Committee are “audit committee financial experts” as that term is defined in the rules of the Securities and Exchange Commission (the “SEC”) and that they meet the independence and financial literacy requirements of the NYSE.

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Board Experience and Diversity. As its present directors exemplify, Colgate values experience in business, education and public service fields, international experience, educational achievement, strong moral and ethical character and diversity. A copy of Colgate’s criteria for Board membership, entitled “Independent Board Candidate Qualifications,” is available on the Company’s website at www.colgate.com.

Directors are Stockholders

•	Director Compensation in Stock. On average, 81 percent of a director’s compensation is paid in Colgate stock. Board members also receive stock options each year.

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Significant Levels of Director Stock Ownership. Board members own significant amounts of Company stock. Under the Company’s stock ownership guidelines, independent directors are required to own stock equal in value to at least five times their annual fee. For more information on director stock ownership, please see the table included in “Stock Ownership of Directors and Executive Officers” on page 53.

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No Director Pensions. In 1996, the Director Pension Plan was terminated. At the same time, the annual grant of Common Stock under the Stock Plan for Non-Employee Directors was increased to further align the interests of directors with those of stockholders.

Established Policies Guide Governance and Business Integrity

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Charters for Board Committees. Each of the Audit Committee, the P&O Committee, the Finance Committee and the Nominating and Corporate Governance Committee has a committee charter developed under the leadership of its committee chair. The committee charters describe the purpose, responsibilities, structure and operations of each committee. The Audit Committee charter reflects the increased authority and responsibilities of the committee under the corporate governance rules of the SEC and the NYSE. Copies of the committee charters are available on the Company’s website at www.colgate.com.

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Corporate Governance Guidelines. First formalized in 1996, the guidelines reflect the Board’s views and Company policy regarding significant corporate governance issues. As part of its ongoing review of best practices in corporate governance, the Board periodically updates the guidelines. The Board believes the Corporate Governance Guidelines are state-of-the-art. A copy of the guidelines, entitled “Board Guidelines on Significant Corporate Governance Issues,” is available on the Company’s website at www.colgate.com.

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Code of Conduct. The Board sponsors the Company’s Code of Conduct, which was first issued in 1987, and Business Practices Guidelines, both of which promote the highest ethical standards in all of the Company’s business dealings. The Global Ethics and Compliance function, headed by an executive officer who reports to the Audit Committee, oversees compliance with these standards. The Code of Conduct applies to the Company’s directors and employees, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, and satisfies the SEC’s requirements for a code of ethics for senior financial officers. The Code of Conduct is available on the Company’s website at www.colgate.com.

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Business Integrity Initiatives. The Board supports the Company’s efforts to communicate effectively its commitment to ethical business practices. To further this goal, executives and key managers worldwide are required to certify annually that they and the people they supervise understand and comply with the Code of Conduct. In addition, these Colgate leaders participate in management training programs regarding the Code of Conduct, Colgate values, effective leadership and the applicable laws and regulations that govern Colgate’s business practices around the world. Colgate directors also annually certify their compliance with the Code of Conduct.

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Political Expenditures. As set forth in the Company’s Code of Conduct and Business Practices Guidelines, the Company has a long-standing policy against making contributions to any political party or candidate. In addition, each year the Company advises its U.S. trade associations of this policy to prevent use of Company dues or contributions for any such expenditures.

Board Focused on Key Business Priorities

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Strategic Role of Board. The Board plays a major role in developing Colgate’s business strategy. It reviews the Company’s strategic plan and receives detailed briefings throughout the year on critical aspects of its implementation. These include division and major subsidiary performance reviews, product category reviews, presentations regarding research and development initiatives and reports from specific disciplines such as manufacturing and information technology.

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Succession Planning and People Development. The Board has extensive involvement in this area with special focus on CEO succession. It discusses potential successors to key executives and examines backgrounds, capabilities and appropriate developmental assignments. Regular reviews of professional training programs, benefit programs and career development processes assist the Board in guiding the Company’s people development initiatives and efforts to gain a competitive recruitment and retention advantage.

Direct Access to Management

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Management Participation at Board Meetings. Key senior managers regularly attend Board meetings. Topics are presented to the Board by the members of management who are most knowledgeable about the issue at hand irrespective of seniority. An open and informal environment allows dialogue to develop between directors and management, which often produces new ideas and areas of focus.

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Direct Access to Management. The Board’s direct access to management continues outside the boardroom during frequent discussions with corporate officers, division presidents and other employees, usually without the CEO present. Directors are invited to, and often do, contact senior managers directly with questions and suggestions.

Ensuring Management Accountability

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Performance-Based Compensation. Colgate has linked the pay of its managers and employees at all levels to the Company’s performance. As described in greater detail in the Compensation Discussion and Analysis beginning on page 16, the P&O Committee adheres to this pay-for-performance philosophy, and stock-based incentives comprise a significant component of senior management’s overall compensation.

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CEO Evaluation Process. The Board’s evaluation of the CEO is a formal annual process. The CEO is evaluated against the goals set each year, including both objective measures (such as earnings per share) and subjective criteria reflective of the Company’s strategy and core values. As part of the overall evaluation process, the Board meets informally with the CEO to give and seek feedback on a regular basis.

Board Practices Promote Effective Oversight

•	Board Size. Designed to maximize board effectiveness, Colgate’s by-laws fix the number of directors between seven and 12. Ten directors have been nominated for election at the Annual Meeting.

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Directorship Limits. To devote sufficient time to properly discharge their duties, the Corporate Governance Guidelines recommend that directors should not serve on more than three other corporate boards.

•	Meeting Attendance. On average, the directors attended 97% of the meetings of the Board and the committees on which they served in 2007. No director attended less than 91% of these meetings.

Continuous Improvement through Evaluation

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Board Self-Evaluation Process. Each year, the Board evaluates its performance against certain criteria that it has determined are important to its success. These include financial oversight, succession planning, compensation, strategic planning and Board structure and role.

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Board Committee Evaluations. The Board’s committees also conduct self-evaluations annually, examining their performance against their committee charters. The results of these evaluations are reviewed with the Board, and further enhancements are agreed for each committee.

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Individual Director Evaluations. Complementing the Board and committee self-evaluations, the Board has also developed an individual director evaluation process to be used every few years. Using director effectiveness criteria selected by the Board following a review of external best practices, directors evaluate their peers and the resulting feedback is shared with individual directors by an external facilitator. The process, which will be undertaken again in 2008, enables the directors to provide valuable feedback to one another and identifies areas of strength and areas of focus for enhanced effectiveness.

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Colgate-Specific Director Education Program. During 2007, the directors, under the leadership of the Chair of the Nominating and Corporate Governance Committee and the Presiding Director, designed a Colgate-specific director education program. Held in December 2007 and attended by all of Colgate’s directors, the Institutional Shareholder Services (“ISS”)-accredited program was led by an expert external faculty with relevant judicial, legal, business and board experience.

External Recognition for Colgate’s Governance Practices

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High Governance Ratings. In March 2008, Colgate received the highest rating of 10 from GovernanceMetrics International, Inc. (“GMI”), becoming one of only two U.S. companies to achieve this score in every GMI ratings cycle since they began in 2003. GMI is an independent governance ratings agency which examines the governance practices of over 4,100 companies worldwide. Colgate is also among the high rated companies by ISS, a provider of proxy voting and corporate governance services. ISS evaluates the corporate governance structures and policies of nearly 7,500 companies worldwide.

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Treasury & Risk Magazine 2007 Alexander Hamilton Corporate Governance Award. In November 2007, Colgate received the Alexander Hamilton Corporate Governance Award from Treasury & Risk Magazine, which highlighted Colgate’s determination to make corporate governance a part of the fabric of the company and Colgate’s solid business results.

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BusinessWeek Top 10 Boards. On three occasions, most recently in October 2002, the Board has been ranked among the top 10 boards in the U.S. by BusinessWeek. In each case, Colgate was chosen from a group of more than 200 public companies based on BusinessWeek’s surveys of institutional investors and leading corporate governance experts.

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Corporate Board Member “Champion Board”. In September 2002, the Board was named one of five “Champion Boards” by Corporate Board Member. Colgate was chosen by a group of securities analysts, competitors and academics who cited the open interaction among directors and between the Board and management.

The Board of Directors

The Board oversees the business, assets, affairs, performance and financial integrity of the Company. In accordance with the Company’s long-standing practice, the Board is independent, consisting of a substantial majority of outside directors. Currently, eight of the Board’s ten directors are independent and only two are current or former members of management, including Ian Cook, who is the President and Chief Executive Officer of the Company, and Reuben Mark, who retired as the Company’s CEO on July 1, 2007. At the Board’s request, Mr. Mark has agreed to continue as Chairman of the Company’s Board for a period of up to 18 months following his retirement.

The Board met eleven times during 2007. On average, the directors attended 97% of the meetings of the Board and the committees on which they served in 2007. No director attended less than 91% of these meetings. During 2007, the independent directors met regularly in executive session without Mr. Mark or Mr. Cook present.

The independence standards adopted by the Board are stricter than those mandated by the NYSE. The Board has made an affirmative determination, based on these standards, that each director (other than Mr. Mark and Mr. Cook) is independent. A copy of the director independence standards is available on the Company’s website at www.colgate.com. For more information regarding the Board’s independence determinations, see “Director Independence” on page 10.

The name, age, principal occupation and length of service of each director nominee, together with certain other biographical information, are set forth below. All nominees have been directors since last year’s annual meeting, except Mr. Cook and Stephen I. Sadove.

Chairman and former Chief Executive Officer of the Company. Mr. Mark joined the Company in 1963 and held a series of significant positions in the United States and abroad before serving as the Company’s Chief Executive Officer from May 1984 to July 2007. Mr. Mark was elected Chairman in May 1986. Mr. Mark is also a director of Time Warner Inc. and Cabela’s Incorporated.

Reuben Mark, 69	Director since 1983

President and Chief Executive Officer of the Company. Mr. Cook joined the Company in 1976 and progressed through a series of senior marketing and management roles around the world. He was appointed Chief Operating Officer in 2004, with responsibility for operations in North America, Europe, Central Europe, Asia and Africa. In 2005, Mr. Cook was promoted to President and Chief Operating Officer, responsible for all Colgate operations worldwide. In July 2007, Mr. Cook was elected President and Chief Executive Officer. Mr. Cook is also a director of PepsiCo Inc.

Ian M. Cook, 55	Director since 2007

Former Chairman of The Pepsi Bottling Group, Inc. Mr. Cahill began his PepsiCo career in 1989 and has held multiple senior financial and operating leadership positions. He served as Chief Financial Officer for both Kentucky Fried Chicken and Pepsi-Cola North America before becoming Senior Vice President and Treasurer of PepsiCo. With the formation of The Pepsi Bottling Group, Inc. (“PBG”) in 1998, Mr. Cahill became PBG’s Chief Financial Officer and later its President and Chief Operating Officer. In 2001, he was named Chief Executive Officer and from 2003 to 2006, he served as Chairman and Chief Executive Officer. He was appointed Executive Chairman of PBG in 2006, a position he held until 2007. Mr. Cahill formerly served as Chief Financial Officer for RKO Pictures. Mr. Cahill provides consulting services from time to time to private equity firms with respect to various industries.

John T. Cahill, 50 Independent Director	Director since 2005

Visiting Scholar, Program in Science, Technology and Society, Massachusetts Institute of Technology since 1985. Mrs. Conway was President of Smith College from 1975 to 1985. She was Vice President, Internal Affairs, University of Toronto, from 1973 to 1975 and a member of its graduate faculty from 1971 to 1975. She has served as a member of the Harvard University Board of Overseers and The Conference Board and as a trustee of Hampshire College, Northfield Mt. Hermon School and The Clarke School for the Deaf. Mrs. Conway is a director of Nike, Inc. and the former Chairman of Lend Lease Corporation. She is also a trustee of the Boston Museum Project and the John F. Kennedy Library Foundation.

Jill K. Conway, 73 Independent Director	Director since 1984

Former President of Jazz Technologies, Inc. Mrs. Hancock served as the President of Jazz Technologies, Inc. and President and Chief Operating Officer of its predecessor Acquicor Technology Inc. from August 2005 to June 2007. Mrs. Hancock was the Chairman and Chief Executive Officer of Exodus Communications, Inc., a computer network and Internet systems company she joined in March 1998, from June 2000 to September 2001. From July 1996 to July 1997, Mrs. Hancock was Executive Vice President, Research and Development, Chief Technology Officer of Apple Computer Inc. She previously was Executive Vice President and Chief Operating Officer, National Semiconductor. Prior to joining National Semiconductor in 1995, she was Senior Vice President and Group Executive at IBM. Mrs. Hancock is a director of Aetna and Electronic Data Systems Corporation. She is a trustee of Marist College and Santa Clara University and a director of the Pacific Council on International Policy.

Ellen M. Hancock, 64 Independent Director	Director since 1988

Chairman Emeritus of Campbell Soup Company. Mr. Johnson began his business career as a management trainee at Colgate Australia in 1959 and after a series of promotions became General Manager of Colgate’s South African subsidiary in 1967. From 1972 to 1982, Mr. Johnson held several senior positions with Warner-Lambert. In 1982, Mr. Johnson became President and Chief Executive Officer of Entenmann’s, Inc. From 1987 to 1989, he variously served as Chairman, Chief Executive Officer and President of Gerber Products Company. Mr. Johnson was Chairman of Campbell Soup Company from 1993 to 1999 and its President and Chief Executive Officer from January 1990 to July 1997 and also from March 2000 to January 2001. Mr. Johnson serves on the Council for the University of Chicago’s Graduate School of Business.

David W. Johnson, 75 Independent Director	Director since 1991

Retired as President and Chief Executive Officer of Schering-Plough Corporation in April 2003. Mr. Kogan was also Chairman of Schering Plough Corporation from 1998 until 2002. He joined Schering-Plough as Executive Vice President, Pharmaceutical Operations in 1982 and became President and Chief Operating Officer in 1986 and President and Chief Executive Officer in 1996. Mr. Kogan currently is a principal of the KOGAN Group LLC, which provides consulting services to senior management at companies in the pharmaceutical and other industries. Mr. Kogan is also a director of The Bank of New York Mellon. He serves on the boards of St. Barnabas Corporation and Medical Center and New York University, and is a member of the Council on Foreign Relations.

Richard J. Kogan, 66 Independent Director	Director since 1996

Senior Fellow, New Mexico State University since 2006. Former U.S. Ambassador to South Africa, December 1999 to July 2001. Mr. Lewis served as the Chief Executive Officer and President of National Public Radio from 1994 to 1998. From 1988 through 1993, Mr. Lewis was the President and Chief Executive Officer of Chesapeake & Potomac Telephone Company, which he joined in 1973. Mr. Lewis has also served on the Peace Corps staff in Africa and on the staff of the United States Equal Employment Opportunity Commission and the United States Department of Justice. Mr. Lewis is also a director of Eastman Kodak Company.

Delano E. Lewis, 69 Independent Director	Director from 1991 to 1999 and since 2001

Former Executive Vice President and Chief Financial Officer of The Dow Chemical Company. Mr. Reinhard served as Executive Vice President and Chief Financial Officer of The Dow Chemical Company from 1995 to 2005. Previously, Mr. Reinhard held a variety of senior international, financial and operating leadership positions at Dow after beginning his career there in 1970 in Brazil. He served as Finance Director of Dow Europe, Vice President of Dow Europe and Managing Director of Dow in Italy. In 1988 Mr. Reinhard was appointed Treasurer of The Dow Chemical Company. Mr. Reinhard served as a director of The Dow Chemical Company from 1995 to 2007. Since 2006, Mr. Reinhard has served as President of Reinhard & Associates, a financial advisory practice. He is a director of the Royal Bank of Canada and Sigma-Aldrich Corporation.

J. Pedro Reinhard, 62 Independent Director	Director since 2006

Chairman and Chief Executive Officer of Saks Incorporated (“Saks”). Mr. Sadove joined Saks as Vice Chairman in January 2002, serving as Chief Operating Officer from 2004 to 2006. He has served as Chief Executive Officer of Saks since January 2006 and was named Chairman in May 2007. Prior to joining Saks, Mr. Sadove held various positions of increasing responsibility at Bristol-Myers Squibb Company (“Bristol-Myers Squibb”). He joined Bristol-Myers Squibb in 1991 as President of Clairol in the United States and later gained additional responsibility for the consumer businesses in Canada, Europe, the Middle East, Africa and Latin America. In 1996, he was named President of Bristol-Myers Squibb’s worldwide beauty care business and was later named a senior vice president with additional responsibility for Mead Johnson Nutritionals. Mr. Sadove is also a director of Ruby Tuesday, Inc.

Stephen I. Sadove, 56 Independent Director	Director since 2007

Director Independence

As described above, the Board has adopted director independence standards which are substantially stricter than those required by the listing standards of the NYSE. Specifically, a director is not considered independent if the director has any relationship with Colgate or its senior management or with another director that in the Board’s judgment may impair the director’s ability to make independent judgments. Such relationships could include voting arrangements and personal, economic or professional ties between a director and an officer of Colgate or another Colgate director. Relationships and transactions that may impair independence include: (i) current or former employment with the Company; (ii) affiliation with Colgate’s advisors; (iii) compensation from the Company (other than board and committee fees); (iv) direct or indirect material business relationships with the Company; (v) loans between directors and the Company or its senior management; (vi) direct or indirect material investments with the Company, its officers or other directors; (vii) leadership roles in charitable organizations supported by Colgate; (viii) affiliation or employment with a present or former Colgate auditor; and (ix) service on interlocking boards of directors or compensation committees. A copy of the complete standards is available on the Company’s website at www.colgate.com.

In making its determination regarding the independence of each non-employee director, the Board will consider any transactions, relationships or arrangements as required by the Company’s director independence standards. Based on these standards, the Board has determined that each director, other than Mr. Mark, who retired as the Company’s CEO in July 2007, and Mr. Cook, who is the Company’s President and CEO, is independent as there were no transactions, relationships or arrangements of the types described in the Company’s director independence standards.

Other Information Regarding Directors

On September 9, 2003, the SEC and Schering-Plough Corporation announced a settlement of the SEC enforcement proceeding against Mr. Kogan and Schering-Plough Corporation, of which Mr. Kogan is the former Chairman and CEO, regarding meetings held with investors and other communications. Without admitting or denying any allegations of the SEC, Mr. Kogan agreed in connection with the settlement not to commit any future violations of Regulation FD and related securities laws.

Majority Voting in Director Elections

Under Colgate’s by-laws, in an uncontested election for directors (i.e., an election where there are the same number of nominees as seats on the Board), directors must be elected by a majority of the votes cast at the meeting. A majority of votes cast is defined to mean that the number of shares voted “for” a director’s election exceeds 50% of the votes cast with respect to that director’s election. “Votes cast” include votes for or against each nominee and exclude abstentions.

If a nominee for director who is an incumbent director is not re-elected by a majority of the votes cast as set forth above, and no successor has been elected at the meeting, the by-laws require the director to promptly tender his or her resignation to the Board in accordance with an agreement that each nominee is required to sign in order to be eligible for election or re-election as a director.

The Nominating and Corporate Governance Committee shall then make a recommendation to the Board as to whether to accept or reject the tendered resignation or to take other action. The Board shall act on the tendered resignation, taking into account the committee’s recommendation, and shall publicly disclose its decision and rationale within 90 days from the date of certification of the election results. The committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate or relevant. The director who tenders his or her resignation shall not participate in the recommendation of the committee or the decision of the Board with respect to his or her resignation.

To the extent that one or more directors’ resignations are accepted by the Board, or if a nominee who is not an incumbent director is not elected, then the Board in its discretion may determine either to fill such vacancy or vacancies or to reduce the size of the Board.

In contested elections, where there are more nominees than seats on the Board, directors are elected by a plurality vote. This means that the nominees who receive the most votes of all the votes cast for directors will be elected.

Communications to the Board of Directors

Stockholders and other interested parties are encouraged to communicate directly with the Company’s independent directors by sending an e-mail to directors@colpal.com or by writing to Directors, c/o Office of the General Counsel, Colgate-Palmolive Company, 300 Park Avenue, 11th Floor, New York, NY 10022-7499. Stockholders and other interested parties may also communicate with individual independent directors and committee chairs by writing to them at the above mailing address, in care of the Office of the General Counsel.

Under procedures established by the Company’s independent directors, each letter and e-mail sent in accordance with the above instructions is reviewed by the Legal Department and, unless such communications fall within one of the categories listed below, distributed to all of the independent directors or to individual directors, as appropriate, with copies to the Office of the Chairman.

The types of communications that are not forwarded to the independent directors are as follows:

•	Job inquiries

•	Surveys and other requests for information about Colgate

•	Offers of goods and services

•	Requests for donations and sponsorships

•	Product ideas

•	Consumer affairs complaints

Concerns and questions relating to accounting, internal accounting controls, financial policy, risk management or auditing matters are immediately brought to the attention of the Audit Committee chair and handled in accordance with the procedures established by the Audit Committee. Under these procedures, the Company’s Global Ethics and Compliance function, in conjunction with the Company’s Internal Audit and Corporate Legal departments, address these concerns in accordance with the directions of the Audit Committee chair. The Audit Committee chair approves recommendations regarding the handling of each matter, oversees any investigations and approves the disposition of each matter. In the Audit Committee chair’s discretion, he or she may engage outside counsel and other independent advisors.

Concerns relating to accounting, internal accounting controls, financial policy, risk management or auditing matters may also be reported to the Global Ethics and Compliance function by telephone, facsimile and e-mail as follows: 24-hour hotline: (800) 778-6080 (toll free from United States, Canada and Puerto Rico) or (212) 310-2330 (collect from all other locations); facsimile number: (212) 310-3745; and e-mail: business_practices@colpal.com.

Colgate policy prohibits the Company from retaliating against any individual who provides information to the directors. Concerns may be submitted to the directors on an anonymous basis through their postal address or through the 24-hour hotline numbers maintained by the Global Ethics and Compliance function. If requested, Colgate will endeavor to keep information submitted confidential, subject to the need to conduct an effective investigation and take appropriate action.

Director Attendance at Annual Meetings

It is the Company’s policy that all members of the Board should attend the Company’s Annual Meeting of Stockholders, unless extraordinary circumstances prevent a director’s attendance. All directors who were elected to the board at the 2007 Annual Meeting were in attendance.

Committees of the Board of Directors

The Board has four standing committees: the Audit Committee, the Finance Committee, the Nominating and Corporate Governance Committee and the P&O Committee. The members and a summary of the responsibilities of these committees are set forth below. The committee charters are available on the Company’s website at www.colgate.com.

Committee Membership (* indicates Chair and ** indicates Deputy Chair, if applicable)

Audit Committee	Finance Committee	Nominating and Corporate Governance Committee	P&O Committee
Jill K. Conway	John T. Cahill	Jill K. Conway**	John T. Cahill**
Ellen M. Hancock	Ellen M. Hancock*	Ellen M. Hancock	Jill K. Conway
David W. Johnson*	Richard J. Kogan	David W. Johnson	David W. Johnson
Richard J. Kogan	Delano E. Lewis	Delano E. Lewis*	Richard J. Kogan*
	J. Pedro Reinhard	Stephen I. Sadove	Delano E. Lewis
J. Pedro Reinhard
Stephen I. Sadove

Audit Committee

The Audit Committee assists the Board in its oversight of management’s fulfillment of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system. It also appoints the Company’s independent registered public accounting firm, subject to ratification by stockholders, and oversees the activities of the Company’s Internal Audit function and the Global Ethics and Compliance function. All members of the Audit Committee are independent directors. The Board, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the listing standards of the NYSE and Colgate’s own, stricter director independence standards.

The Audit Committee met ten times during 2007, including to review and participate in discussions regarding each quarterly earnings press release prior to its announcement. The Audit Committee also met separately on four occasions with the Company’s independent registered public accounting firm, head of Internal Audit and other members of management.

Finance Committee

The Finance Committee oversees the financial policies and practices of the Company, reviews the budgets of the Company and makes recommendations to the Board on financial and strategic matters. It also oversees the Company’s finance, treasury and related functions. The Finance Committee met four times during 2007. All members of the Finance Committee are independent directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee recommends nominees for the Board and develops and implements formal Board self-evaluation procedures. It also makes recommendations to the Board regarding Board and committee structure, corporate governance and director compensation. The Nominating and Corporate Governance Committee met five times during 2007. All members of the Nominating and Corporate Governance Committee are independent directors. Additional information regarding the committee’s processes and procedures for consideration of director compensation are addressed in the Compensation Discussion and Analysis on page 17.

Personnel and Organization Committee

The P&O Committee is appointed by the Board to act on its behalf with respect to compensation of the Company’s executives. The P&O Committee oversees the organizational, personnel, compensation and benefits policies and practices of the Company. It reviews and approves the compensation of executive officers and, with the participation and concurrence of the other independent directors of the Board, recommends to the independent directors the compensation of the CEO. It also oversees the administration of the stock option plans of the Company, the Executive Incentive Compensation Plan and the Executive Severance Plan and oversees the Company’s charitable giving and other social responsibility programs. The P&O Committee does not delegate any of its responsibilities regarding the consideration and determination of executive compensation, which are described in this Proxy Statement and in its charter. A copy of the charter, which describes these and other responsibilities of the committee, is available on the Company’s website at www.colgate.com. Additional information regarding the committee’s processes and procedures for consideration and determination of executive compensation is set forth in the Compensation Discussion and Analysis on pages 16 to 27.

The P&O Committee met seven times during 2007. All members of the P&O Committee are independent directors.

Compensation Committee Interlocks and Insider Participation

During 2007, the following directors were members of the P&O Committee: Mrs. Conway and Messrs. Cahill, Johnson, Kogan, Lewis and Reinhard. None of the members of the P&O Committee has been an officer of the Company and none were employees of the Company during 2007, and none had any direct or indirect material interest in or relationship with the Company or any of its subsidiaries. None of the executive officers of the Company has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board or the P&O Committee.

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee recommends nominees for the Board of Directors, among other responsibilities. A copy of the charter of the Nominating and Corporate Governance Committee, which describes this and other responsibilities of the committee, is available on the Company’s website at www.colgate.com. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent, as independence for nominating committee members is defined in the NYSE listing standards and in Colgate’s own, stricter director independence standards.

The Board selects new director candidates based on the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies, screens and recruits potential candidates for membership on the Board of Directors, taking into account the needs of the Company and the Board at the time. The Company has engaged an international executive search firm to assist the Nominating and Corporate Governance Committee in identifying and evaluating potential director nominees.

On the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted a written statement of the criteria for Board membership that is used by the committee in evaluating individual director candidates. This statement outlines the qualities needed for Board membership, including experience in business, education and public service fields, international experience, educational achievement, strong moral and ethical character and diversity. In addition, prospective directors must satisfy the Company’s director independence standards and be willing and able to devote sufficient time to discharge their duties. A copy of Colgate’s criteria for Board membership, entitled “Independent Board Candidate Qualifications,” is available on the Company’s website at www.colgate.com.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and others if such candidates meet Colgate’s criteria for Board membership, evaluating them in the same manner in which the committee evaluates other candidates. Such recommendations should be made in writing to the Nominating and Corporate Governance Committee or the Company’s Secretary and should include a description of the qualifications of the proposed candidate. Any stockholder of the Company may also nominate a director in accordance with the information and timely notice requirements of the Company’s by-laws relating to stockholder nominations as described in “Other Information—Nominations for Director” on page 62 below. The Nominating and Corporate Governance Committee approved ten director nominees for election at the 2008 Annual Meeting.

Audit Committee Report

The Audit Committee is comprised of four independent directors. The Board of Directors has determined that it would be desirable for all Audit Committee members to be “audit committee financial experts” as that term is defined by the SEC. The Board has conducted an inquiry into the qualifications and experience of each member of the Audit Committee, and has determined that they each meet the SEC’s criteria for audit committee financial experts.

The Audit Committee assists the Board of Directors in its oversight of the Company’s financial statements and reporting processes. The committee also oversees the Company’s Global Ethics and Compliance function. A copy of the charter of the Audit Committee, which describes these and other responsibilities of the committee, is available on the Company’s website at www.colgate.com. Management has the direct and primary responsibility for the financial statements and the reporting processes, including establishing and maintaining adequate internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is also responsible for auditing the Company’s internal control over financial reporting.

The Audit Committee appointed PricewaterhouseCoopers LLP to audit the Company’s financial statements and the effectiveness of the related systems of internal control over financial reporting for the year ended 2007. The Audit Committee met ten times in 2007.

The Audit Committee reviewed and discussed the audited financial statements with management and the independent registered public accounting firm together and separately. These discussions and reviews included the reasonableness of significant judgments, significant accounting policies (including critical accounting policies), the auditors’ assessment of the quality, not just acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has received the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has discussed with the independent registered public accounting firm their independence from management and the Company. The Audit Committee also met with management and the independent registered public accounting firm together and separately to discuss matters related to the design and operating effectiveness of the Company’s internal control over financial reporting.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be accepted and included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

The foregoing report has been submitted by the members of the Audit Committee: David W. Johnson (Chair), Jill K. Conway, Ellen M. Hancock and Richard J. Kogan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Colgate believes that people are the most important driver of its business success and, accordingly, Colgate views executive compensation as an important tool to attract, retain and motivate senior business leaders. Our executive compensation program is designed to help drive business growth by rewarding performance against annual and long-term financial and strategic goals and promoting global teamwork. In addition, over the past several years, the Company has intended the executive compensation program to facilitate the senior management succession underway during this period. On July 1, 2007, Reuben Mark retired as CEO of the Company, a position he held since 1984, and Ian Cook was elected President and Chief Executive Officer. At the request of the Board, Mr. Mark will remain as Chairman of the Board for a period of up to 18 months after his retirement as CEO.

Colgate’s executive compensation programs are regularly reviewed to ensure that they continue to be consistent with the Company’s pay-for-performance compensation philosophy, its current business strategy and external benchmarking. Most recently, in December 2007, the Human Resources function completed a comprehensive review of the Company’s incentive compensation programs (the “2007 Compensation Review”), undertaken at the direction of the Personnel and Organization Committee of the Board (the “P&O Committee”). The review indicated that current programs are effectively encouraging the Company’s strong business results, consistent with best practices and market trends. Minor changes were identified to rebalance the various components of compensation and to simplify the programs to ensure that they are better understood by participants and further drive the achievement of business goals. These changes, which are described in further detail below, will go into effect beginning in 2008.

In accordance with SEC rules, this Compensation Discussion and Analysis (the “CD&A”) focuses on compensation paid to the executive officers listed in the Summary Compensation Table on page 28 of this Proxy Statement (the “Named Officers”). The compensation programs described, however, apply broadly to other officers and management personnel at the Company, with changes as appropriate to reflect different levels and types of job responsibility.

Executive Compensation Philosophy and Core Principles

Colgate’s executive compensation programs are designed to:

•	Drive strong business results—Support the Company’s business goals of fostering profitable growth and increasing shareholder value;

•	Pay for performance—Pay for performance by linking compensation to the achievement of established goals and objectives;

•	Focus on long-term shareholder return—Align the interests of executives and shareholders through the use of stock-based compensation plans;

•	Support global teamwork—Promote alignment and teamwork among corporate functions, divisions and subsidiaries; and

•	Attract strong talent—Attract, retain and motivate high-performing executives.

In addition, as noted above, the compensation program for the Named Officers over the past few years has also been designed to support the senior management succession underway during this period.

Role of the P&O Committee

The P&O Committee, which is comprised entirely of independent directors, is responsible for overseeing the executive compensation program. It recommends and approves, with the participation and concurrence of the other independent directors of the Board, the compensation of the CEO and reviews and approves the compensation recommended by the CEO for the other Named Officers in accordance with the systems, procedures and guidelines described below in this CD&A. The CEO plays no role in setting his own compensation. In reviewing and approving compensation packages for the Named Officers, the P&O Committee uses tally sheets that summarize all material components of compensation.

In its role of overseeing compensation policies and practices, the P&O Committee consults with personnel in the Human Resources, Finance and Legal functions and also periodically retains the services of outside compensation consultants to better understand the competitive marketplace and to assess the appropriateness of Colgate’s compensation programs. During 2007, the Committee engaged Mercer Human Resource Consulting (“Mercer”) to assist with its ongoing evaluation of the compensation of Mr. Cook and to assist in evaluating the compensation to be paid to Mr. Mark as Chairman of the Board after his retirement as CEO. In addition, in connection with the 2007 Compensation Review noted above, the P&O Committee engaged Mercer to review and provide its perspective regarding the changes recommended by the Human Resources function. During 2007, Mercer provided other services to the Company including providing market data relating to compensation and other human resource consulting services.

The Human Resources function of the Company engaged Semler Brossy, an outside compensation consultant, to provide benchmark data and otherwise assist it in conducting the 2007 Compensation Review. Semler Brossy worked only with the Human Resources function in this regard and did not provide services to the P&O Committee or other services to the Company.

Role of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee reviews and recommends to the Board the compensation of the non-employee directors. The substantial majority of compensation paid to the non-employee directors consists of fixed grants of Colgate equity pursuant to stockholder-approved plans. On an annual basis, the Committee reviews the appropriateness of each component of and overall director compensation, taking into account competitive data from U.S.-based companies in the Comparison Group (defined below) and the top one hundred industrial companies in the Fortune 500, trends in corporate governance and the Board’s desire to attract the highest caliber individuals to serve as directors. For more information about director compensation, see page 50.

The Compensation Comparison Group

Colgate measures the competitiveness of its executive compensation programs against a comparison group of other leading companies, referred to in this CD&A as the “Comparison Group.” The Comparison Group is selected to represent the market for executive talent in which the Company competes. It consists of consumer products companies and pharmaceutical companies with consumer products businesses that are generally characterized by their marketing competency and strong global presence. Based on these criteria, the P&O Committee annually reviews and approves the companies included in the Comparison Group, as determined by Colgate’s Human Resources function and reviewed with outside compensation consultants. For 2007, the Comparison Group, which remained unchanged from the prior year, consisted of the following 21 companies:

Comparison Group

Abbott Laboratories	Kellogg Company
Altria Group	Kimberly-Clark Corporation
Anheuser-Busch Companies	Nestle
Avon Products, Inc.	PepsiCo
Bristol-Myers Squibb	Pfizer, Inc.
Campbell Soup Company	Procter & Gamble Company
The Clorox Company	Sara Lee Corporation
The Coca-Cola Company	SC Johnson
General Mills	Unilever
H.J. Heinz	Wyeth
Johnson & Johnson

Colgate purchases survey data based on the Comparison Group from Mercer, Towers Perrin and Hewitt Associates. Benchmark data is collected for all of the Company’s three primary compensation components discussed below, both individually and in the aggregate.

Compensation Components

Compensation Mix. Colgate’s executive compensation program consists of three primary components, each of which is discussed in more detail below:

•	Base salary;

•	Annual incentives paid in the form of cash bonuses; and

•	Long-term incentives, which include stock options and both time-vested and performance-based restricted stock.

In allocating compensation among these three components, the Company seeks to provide senior executives reasonable, competitive levels of fixed compensation in the form of salary, while emphasizing performance-based compensation that varies based on Company, business unit or individual performance or the performance of the Company’s common stock. Accordingly, base salaries for the currently active Named Officers represent approximately 10-25% of annual compensation, and incentive compensation, both annual and long-term, represents approximately 75-90% of total compensation. The mix between annual (cash bonus) and long-term incentives (stock options and restricted stock) is determined based on competitive practice and Colgate’s desire to focus first, on long-term performance and shareholder value and second, on annual performance. Accordingly, long-term incentives generally represent 50-60% of annual compensation, and annual incentives generally represent 25-30%. Within the long-term incentive category, the mix for the Named Officers, other than for Mr. Mark and Mr. Teruel who both retired during 2007, is weighted towards stock options, which generally represent 50-55% of total long-term incentive value (25% to 35% of total compensation), with restricted stock (both time-vested and performance-based) comprising the balance of long-term incentive pay. (The incentive program for Mr. Mark when he was CEO is described on pages 25 to 26.)

Perquisites. The perquisites that the Company provides to its executives are modest, representing less than 1% of the compensation paid to most executives. At the level of the Named Officers, perquisites primarily consist of: an annual allowance of up to $11,500 for various qualifying items, such as financial planning or tax preparation and planning; an annual physical; and in the case of Messrs. Mark and Cook, the use of a Company car and driver. For more information on perquisites provided to the Named Officers in 2007, see note 7 on page 30. Any income taxes due as a result of these perquisites are the responsibility of the Named Officers.

Tax and Accounting Considerations. In designing its compensation programs, the Company considers the applicable accounting treatment and seeks to preserve deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), to the extent consistent with the primary objectives of the compensation program as outlined above. Of the incentive compensation components currently awarded by the Company, the annual incentive, stock option and performance-based restricted stock programs are designed to allow deductibility of awards under Section 162(m).

Base Salary

Since base salaries are designed to provide a reasonable, competitive level of fixed compensation, the mid-point of each salary range is set at the median pay level for similar jobs at companies in the Comparison Group. Salaries above the median are available for exceptional performers and key contributors to the success of the Company.

Base salaries for the Named Officers and other employees are based on established salary ranges for each grade level, with the exception of the CEO, whose salary is set by the P&O Committee as noted previously. The P&O Committee approves salary recommendations made by the CEO for the other Named Officers in accordance with the established ranges and the guidelines described below. Decisions regarding where in the range a particular individual’s salary should be and whether he or she should be granted a salary increase during the year are based on the following factors:

•	Individual performance;

•	Company or business unit performance, as applicable;

•	Assumption of new responsibilities;

•	Colgate’s annual salary budget guidelines;

•	Data from the Comparison Group; and

•	Other performance measures, such as the successful launch of innovative new products, increases in market share of Colgate brands, geographic expansion and increases in productivity.

All of the Named Officers are high-performing executives, most of them with long tenure at the Company. Accordingly, salaries for the Named Officers other than Mr. Cook ranged between approximately the 65th and 90th percentile of salaries for similar jobs in the Comparison Group based on the most recent data available to the Company. Since he recently assumed his current position as CEO, Mr. Cook’s salary was below the 50th percentile of salaries for CEOs in the Comparison Group.

Annual Incentives—Cash Bonuses

Overview. Cash bonuses are designed to reward performance over a one-year period against one or more pre-established performance measures, such as Company financial performance and, if applicable, divisional financial performance as well as individual and mandated business objectives. The purpose of these performance measures is to focus and align executives across different functions and business units with the annual financial targets and key strategic initiatives of the Company. These performance-based awards are granted under the stockholder-approved Executive Incentive Compensation Plan (the “EICP Plan”).

Officers with Corporate-Wide Responsibilities. To determine annual bonuses for officers with corporate-wide responsibilities, the P&O Committee has traditionally used growth in earnings-per- share as the primary measure to ensure a strong link to the Company’s overall profit goal. No individual or other mandated business objectives are used to determine bonuses for Named Officers with corporate-wide responsibilities. As required by applicable EICP Plan procedures, the earnings-per-share measure used (“Base Business Earnings-Per-Share”) excludes the impact of charges associated with the 2004 Restructuring Program (a four-year restructuring and business-building program that began at the end of 2004), changes in accounting applied prospectively, and unusual or one-time items that are not reflected in the prior period. Base Business Earnings-Per-Share for 2007 excludes charges associated with the 2004 Restructuring Program; certain pension charges in accordance with Statement of Financial Accounting Standards (SFAS) No. 88; and a limited voluntary product recall of certain Hill’s feline products. Also excluded from the Base Business Earnings- Per-Share for 2007 was a gain on the sale of the Company’s Latin American household bleach business and certain tax adjustments. These adjustments are intended to ensure comparability from year to year and to exclude unusual and extraordinary items. A reconciliation of Base Business Earnings Per Share, including these items, to the most directly comparable measure calculated in accordance with generally accepted accounting principles is included in the Company’s quarterly earnings releases furnished with the SEC on Form 8-K. Base Business Earnings-Per-Share includes the savings generated from the 2004 Restructuring Program. In 2007, the Base Business Earnings-Per-Share measure applied to all of the Named Officers except for Mr. Tangney and Mr. Garcia.

Officers with Divisional Responsibilities. Annual bonuses for officers with divisional responsibilities are based on growth in net sales and net profit-after-tax of their respective divisions as well as other mandated business and individual objectives. In 2007, Messrs. Tangney and Garcia assumed new responsibilities as of August 2007. Mr. Tangney, who was formerly Executive Vice President and President, Colgate-Latin America, became Chief Operating Officer for the European, Greater Asia and Africa Divisions. Mr. Garcia, who was formerly President, Greater Asia Division became Executive Vice President, President Latin America and Global Sustainability. To reflect the assumption of their new responsibilities during the third quarter, Messrs. Tangney and Garcia were awarded a pro-rated amount based on the achievement of performance measures related to their prior and new divisional responsibilities.

The mandated business objectives that are based on pre-established quantitative measures for Messrs. Tangney and Garcia for their respective divisions are maintaining or increasing category market share, increasing gross margin, increasing cash generation and successful implementation of key training and compliance objectives. Achievement of individual objectives for these same officers comprised less than 10% of target bonus award opportunities and is based on an overall subjective assessment of the performance of the Named Officer and his business unit. These objectives consisted of: (i) people development goals, focused on succession planning, coaching, feedback and demonstrating Colgate’s core values; and (ii) execution of key strategic goals across each division. These strategic initiatives include the Company’s 2004 Restructuring Program, which is designed to enhance Colgate’s global leadership position in its core businesses; the Company’s Business Building Opportunity strategies, which reflect ongoing cost-savings and growth initiatives in each geography and function; and Colgate’s Business Planning initiatives, which provide a global, end-to-end commercial planning and execution process.

Award Opportunities. Executives, including the Named Officers, are assigned a range of bonus award opportunities based on their salary grade level. These award opportunities are expressed as a percentage of salary, with the mid-point in the range for each officer set at, or in some instances below, the median annual bonus for similar jobs in the Comparison Group. The mid-point bonus opportunity for most of the Named Officers in 2007 ranged from 65 to 70% of base salary and for Mr. Cook, was 125% of base salary. The bottom end of the range for each officer is zero, if performance against the measures referred to above falls below a certain level, and the top end of the range is a maximum of double the mid-point bonus opportunity. Additionally, there is a supplemental award opportunity equal to 25% of the mid-point bonus opportunity to certain of the Named Officers and other officers if Base Business Earnings-Per-Share growth on a comparable basis is among the top three of a group of peer companies comprised of Avon Products, Inc., The Clorox Company, Kimberly-Clark Corporation, The Procter & Gamble Company and Unilever (N.V. and plc) (the “Peer Company Group”).

Bonus Payouts. Bonus payouts for a particular year are determined by the P&O Committee prior to March 15 of the following year by a formula based on the level of growth achieved the prior year in Base Business Earnings-Per-Share or the applicable division’s net sales and net profit after tax. The P&O Committee has discretion to adjust the calculated awards downward, but not upward.

For 2007, in order for Named Officers with corporate-wide responsibilities to earn bonuses at the top end of their range, Base Business Earnings-Per-Share had to grow by 11.0% above the 2006 Base Business Earnings-Per-Share. The 11.0% goal was set based on the Company’s business strategy to deliver consistent double-digit earnings per share growth each year. Since Base Business Earnings-Per-Share grew by 16.2% in 2007, bonuses for the Named Officers, before the supplemental award opportunity referred to above, were awarded at the maximum level allowed, and ranged from 130% to 220% of salary. For Mr. Tangney to achieve a bonus payout in 2007 at the top end of his range, growth in net sales and net profit-after-tax for the Latin America Division had to average at least 15.3%. For Mr. Garcia to achieve a bonus payout in 2007 at the top end of his range, growth in net sales and net profit-after-tax for the Greater Asia Division had to average at least 17.7%. Actual performance exceeded this amount for Mr. Garcia and was slightly less for Mr. Tangney. Further, Messrs. Tangney and Garcia each partially achieved their respective individual and mandated business objectives in 2007. Accordingly, Mr. Tangney received a bonus equal to 125% of his base salary, slightly below the maximum level and Mr. Garcia received a bonus equal to 130% of his base salary, slightly below the maximum level. In addition, since the Company’s Base Business Earnings-Per-Share growth in 2007 was among the top three of the Peer Company Group, certain of the Named Officers received the supplemental award referred to above.

Compensation Review. Following the 2007 Compensation Review, the P&O Committee adopted changes to simplify the annual incentive plan, including a reduction in the number of mandated business and individual objectives and the elimination of the existing supplemental award opportunity based on the growth in earnings per share. Instead, to achieve a more competitive level of compensation, these executives will generally receive a five percentage point increase in their mid-point bonus award opportunity. In addition, senior executives will be eligible for a supplemental award under the Long-term Global Growth Program (the “LTGG Program”) based on comparative total shareholder return (described further below).

Long-term Incentives

Overview. Colgate’s long-term incentive compensation is designed to focus the Named Officers, as well as other Colgate managers, on total shareholder return and to reward these officers’ contribution to the long-term growth and performance of the Company. Colgate uses three types of long-term incentives, all paid in the form of equity: stock options, time-vested restricted stock and performance-based restricted stock. Consistent with Colgate’s long-standing practice of encouraging stock ownership at all levels of the organization, both to reward employees for the long-term value they create and to align the interests of employees and shareholders, long-term equity grants are by far the largest component of total compensation for the Named Officers.

The Company makes stock option and restricted stock grants at the same pre-determined times each year, at regularly scheduled P&O Committee meetings in the first and third quarters. The schedule of P&O Committee meetings is set in July of the preceding year without regard to anticipated earnings or other major announcements by the Company. Stock option and restricted stock awards for new hires or newly promoted employees or special awards for recognition or retention purposes are made at the next regularly scheduled meeting of the P&O Committee after the hire, promotion, recognition or retention recommendation is made. The timing and amount of equity awards to directors, which are described on pages 50 to 52, are fixed by the terms of the applicable plans and also occur at the same time each year. Equity awards, including stock options, are never backdated or issued at below-market prices. The grant date of any award is the date of the meeting of the P&O Committee at which such award was approved, and the grant price of any awards equals the closing price of the Company’s common stock on the date of grant.

Compensation Review. To further strengthen the link between pay and performance, the P&O Committee approved a number of changes to the Company’s long-term incentive programs following the 2007 Compensation Review. For future grants, the P&O Committee approved the elimination of all annual grants of time-vested restricted stock awards for executive officers. The value of these awards will be replaced by proportionately increased performance-based restricted stock awards under the LTGG Program for all executive officers. Beginning in 2008, in order to meet more competitive levels and to replace the existing supplemental award applicable every three years under the LTGG Program based on achievement of measures relating to business fundamentals, the P&O Committee increased grant guidelines under the long-term incentive program for certain grade levels and approved an annual supplemental award for all grade levels based on Colgate’s three-year cumulative total shareholder return compared to that of the Peer Company Group. If Colgate’s total shareholder return is one of the top two of the group, an annual supplemental award will be made at 25% of the applicable target LTGG Program award.

Stock Options

Overview. Stock options have historically represented the largest portion of the long-term incentive program for Colgate’s Named Officers, as the Company and the P&O Committee believe they provide a highly effective link to long-term performance and increases in shareholder value, since they only have value if the stock price increases.

Stock options are granted under the stockholder-approved 2005 Stock Option Plan. The number of stock options granted to individual executives is determined based on salary grade level and factors similar to those used to determine salary and bonus, including a review of the practices of the Comparison Group. (See discussion of salary guidelines on pages 18 to 19.) Actual awards may vary from the target based on individual or business unit performance or the assumption of increased responsibilities. Individual and business unit performance are based on an overall subjective assessment of the performance of the Named Officer and his or her business unit rather than the attainment of pre-established performance objectives. As with other compensation decisions, as described on page 16, the P&O Committee makes such assessment for the Named Officers, and in the case of the CEO, makes such assessment with the participation and concurrence of other independent directors of the Board. The P&O Committee reviews and approves the recommendations of the CEO for the other Named Officers.

The Board has established a limit on the amount of stock options that may be granted each year equal to 1.2% of the Company’s common stock outstanding. In 2006, the last full year for which market data is available, Colgate’s annual stock option utilization was 0.8%, placing it below the median, at the 49th percentile of the Comparison Group.

Stock Option Terms. The key terms of stock options are as follows:

•	The exercise price of the options is equal to the closing price of the Company’s common stock on the date of grant;

•	The options have a six-year term; and

•	The options normally vest in equal annual installments over three years.

Stock Option Grants. During 2007, stock option grants to Colgate’s Named Officers were either at or above the target award level, due to high individual and Company performance. As described on page 26, Messrs. Mark and Teruel did not receive any stock options in 2007.

Restricted Stock Awards

Overview. Restricted stock awards are made under two programs: (i) the LTGG Program and (ii) the Restricted Stock Award Program, both established under the stockholder-approved EICP Plan. The LTGG Program is a performance-based program adopted in 1994. The Restricted Stock Award Program is a time-vested program adopted in 2004 as a companion to the stock option program to offset certain changes that were made to the stock option program that diminished the value of option grants. These changes included reducing by 10% the guidelines regarding the number of options to be granted, reducing the option term from ten to six years and eliminating a reload feature.

Restricted Stock Terms. Awards of restricted stock generally vest and are distributed as shares of common stock three years from the date of the award and are forfeited if the recipient terminates his or her employment with the Company, other than through retirement, prior to the end of the three-year vesting period. For more information regarding the effect of various types of termination of employment on the vesting of outstanding equity awards, including restricted stock awards, see page 46. Recipients of restricted stock awards do not have voting rights or receive dividends until the awards vest. During the vesting period, dividend equivalents in the form of additional restricted stock accrue at the same rate that dividends are paid on the Company’s common stock and vest and are distributed as shares at the same time as the underlying awards vest.

Guidelines for grants under these programs are as follows:

LTGG Program. The LTGG Program is designed to focus executives on achieving sustainable, profitable growth and to foster a team approach to achieving the key initiatives that make such growth possible. Restricted stock awards under the LTGG Program for the Named Officers and all other participants in the program are granted based on the strength of the growth in compounded annual net sales and earnings-per-share over a three-year measurement period, with a new three-year cycle beginning every year. The earnings-per-share measure is adjusted using the same methodology as the Base Business Earnings-Per-Share measure discussed on page 19, as applicable to the relevant years in the measurement period. The two measures of sales and earnings-per- share growth were chosen because the Company believes that together they reflect the underlying momentum of the Company’s business and its ability to generate cash to reinvest in business- building activities and return value to shareholders. No individual objectives are taken into account under this program.

Award Opportunities. During the first 90 days of each year, the P&O Committee establishes a target award opportunity and performance goals for the three-year performance cycle beginning that year. Target award opportunities are set as a percentage of the mid-point of the salary range for the executive’s grade level during the final year of the three-year cycle, except for Mr. Mark’s target, which was expressed as a specific number of shares of common stock. For more information regarding Mr. Mark’s LTGG award, see pages 25 to 26 below. These target award opportunities are set based on market and individual considerations and for the eligible Named Officers in 2007 ranged from 59% to 90% of their salary grade mid-point. The maximum award opportunity is equal to 175% of target.

At the same time each year, the P&O Committee approves a “Profitable Growth Matrix,” applicable to all participants in the LTGG Program, which sets forth what the percentage of target award payout will be paid for various levels of growth in compounded annual net sales and growth in earnings-per-share over the three-year measurement period. For the 2005–2007 cycle, a payout at target (i.e., 100% of the award opportunity) required growth in both Base Business Earnings-Per-Share and compounded annual net sales during the three-year period of 11% and 6%, respectively. If performance exceeds this level, above-target awards may be made. If it falls below this level, awards are reduced. If growth in compounded Base Business Earnings-Per-Share over the three-year period is less than 6%, no award is made.

Awards are granted after the three-year performance period in the form of restricted stock based on the fair market value of the Company’s common stock on the date of the award. Grants of awards are subject to the discretion of the P&O Committee, which may adjust the awards downward, but may not increase the awards. As noted, once granted, these awards are subject to a three- year vesting period during which time the recipient must remain employed by the Company unless he or she is eligible for retirement.

Award Payouts. The Company’s results in 2005, 2006 and 2007 exceeded the applicable growth in sales and earnings-per-share goals described above. Accordingly, awards to the eligible Named Officers under the LTGG Program for the 2005 through 2007 cycle (the “2007 LTGG Program Awards”) were at 125% of target. The 2007 LTGG Program Awards were granted in February 2008, after full results for the 2005–2007 measurement cycle were known. Accordingly, the 2007 LTGG Program Awards are not reflected in column (e) (“Stock Awards”) of the Summary Compensation Table on page 28. Instead, as required by SEC rules, the amount in column (e) includes the amortized portions of LTGG awards for the 2004–2006, 2003–2005 and 2002–2004 cycles that were recognized in the Company’s 2007 financial statements in accordance with SFAS 123R. The percentage payout versus target for the Named Officers for these earlier award cycles was 63% for the 2004–2006 cycle, 52% for the 2003–2005 cycle, and 58% for the 2002–2004 cycle. The same performance measures described above also applied.

Restricted Stock Award Program. Restricted stock awards under the Restricted Stock Award Program that complements the stock option program are granted to Named Officers based on fixed guidelines established in accordance with the same factors that are used to determine stock option grants. These restricted stock awards are granted at the same time as stock options and, as with stock option awards, actual awards may vary from the target based on individual or business unit performance or the assumption of increased responsibilities. (See discussion of the assessment of individual and business unit performance on page 21). The 2007 awards to the eligible Named Officers under this program were either at or above the median of the Comparison Group due to high individual and Company performance. For all executive officers, this program was eliminated as of January 1, 2008 and replaced by proportionately increased performance-based restricted stock awards under the LTGG Program.

Recognition and Retention Awards

The P&O Committee has the authority under the EICP Plan to make additional awards of cash, common stock, restricted stock or a combination thereof. As discussed below under “Former Chief Executive Officer,” in 2007 the P&O Committee granted 75,518 shares of restricted stock to Mr. Mark to recognize his substantial continuing contributions to the Company’s performance and to help ensure his retention as Chairman of the Board during the ongoing senior management transition. Also, in 2008, the P&O Committee granted a recognition and retention awards of 6,400, 1,090, 545 and 990 shares of restricted stock to Messrs. Cook, Tangney, Hendry and Garcia, respectively.

Stock Ownership Guidelines

To further align the interests of the Company’s directors and officers with those of its stockholders, the Board has established minimum stock ownership guidelines applicable to directors and members of senior management. Independent directors are required to own Colgate stock in amounts equal in value to at least five times their annual fee. The CEO is required to own Colgate stock equal in value to five times his annual salary, and the other Named Officers must hold Colgate stock in amounts equal to three times their annual salaries. Other senior managers of the Company are subject to ownership requirements ranging from one to two times their annual salary. Directors have five years from their initial election to the Board and executives have five years from their initial promotion into an eligible position to achieve required ownership levels. Compliance with these guidelines is evaluated on an annual basis. All of the Named Officers and directors complied with this policy.

Chief Executive Officer Compensation

As noted above, Mr. Cook became CEO effective July 1, 2007. In anticipation of his promotion, the P&O Committee engaged Mercer, as an outside consultant, to make recommendations regarding an appropriate compensation program for Mr. Cook. Mercer based its recommendations on Colgate’s compensation philosophy, competitive data from the Comparison Group and market trends. As a result of the Mercer review, the P&O Committee, in consultation with the other independent directors of the Board, determined to adjust the various elements of Mr. Cook’s compensation to reflect his role as CEO as more fully set forth below. Mr. Cook had no role in setting his own compensation.

Salary

Effective as of his July 1, 2007, promotion as CEO, Mr. Cook’s annual salary was increased from $925,000 to $1,000,000. Since he recently assumed his current position as CEO, Mr. Cook’s salary is below the 50th percentile of salaries for CEOs in the Comparison Group.

Annual Bonus

Also effective as of July 1, 2007, Mr. Cook’s target annual incentive award was increased from 95% to 125% of his base salary to recognize his promotion as CEO and his contributions to the Company’s strong performance. Since 2005, Mr. Cook has successfully led the Company’s strategic initiatives of increasing market share, building professional endorsement, strengthening Colgate’s customer partnerships, enhancing innovation and improving efficiency and effectiveness in all of the Company’s processes. In addition, he has had a critical role in leading the implementation of the Company’s 2004 Restructuring Program. As discussed above under “Annual Performance-Based Incentives—Cash Bonus”, the CEO’s annual cash bonus, like that of the other Named Officers with corporate-wide responsibilities, is formula-driven, and is payable based upon the strength of earnings-per-share growth achieved by the Company, subject to the P&O Committee’s discretion to adjust the award downward. As discussed on page 20, since Base Business Earnings-Per-Share growth in 2007 exceeded the level necessary under the pre-established formula to generate maximum awards to the Named Officers with corporate-wide responsibilities, Mr. Cook’s award was 220% of his base salary. In addition, since the Company’s Base Business Earnings-Per-Share growth in 2007 was among the top three of the companies in the Peer Company Group, Mr. Cook, along with the other eligible Named Officers, received the supplemental award described on page 20 equal to 25% of their mid-point bonus award opportunity.

Restricted Stock Awards

Also effective as of his July 1, 2007 promotion, Mr. Cook’s new target LTGG Program restricted stock award was increased from 95% to 125% of his base salary midpoint to recognize his promotion as CEO and his contributions to the Company’s strong performance, as described above. As discussed above under “LTGG Program” on page 22, the CEO’s LTGG program restricted stock award, like that of the other Named Officers, is formula driven and is payable based upon the strength of growth in compounded annual net sales and earnings per share over a three-year measurement period, subject to the P&O Committee’s discretion to adjust the award downward. In February 2008, Mr. Cook was granted 16,441 shares of restricted stock, or 125% of target. As in the case of all other executives, this award was above target as the Company exceeded its performance goals over the 2005 to 2007 measurement period.

In addition, effective as of July 1, 2007, Mr. Cook’s annual award under the Restricted Stock Award Program described on page 23 was increased from 9,167 shares to 13,875 shares. The P&O Committee approved this amount for Mr. Cook based on Mercer’s recommendation and the Committee’s desire to link the largest portion of his variable compensation to the Company’s financial performance and stockholders’ interests. In September 2007, Mr. Cook received 13,875 shares of time-vested restricted stock under the Restricted Stock Award program consistent with the committee’s recommendation and due to high individual and Company performance. As noted above, Mr. Cook also received a recognition and retention award of 6,400 shares of restricted stock in February 2008.

Stock Options

Effective as of July 1, 2007, Mr. Cook’s annual stock option award was increased from 165,000 to 250,000 options. The P&O Committee approved this amount for Mr. Cook based on the same reasons described above for his award under the Restricted Stock Award Program. In September 2007, Mr. Cook received 250,000 stock options under the Stock Option Award program described above, due to high individual and Company performance.

Retired Executive Officers

Former Chief Executive Officer

As of July 1, 2007, Mr. Mark retired as Chief Executive Officer. For his services as CEO during 2007, Mr. Mark received a pro-rated portion of his annual salary, bonus, LTGG Program restricted stock award and a recognition and retention restricted stock award, as described further below. At the Board’s request, Mr. Mark will remain as Chairman of the Company’s Board for up to 18 months after that date. For information regarding Mr. Mark’s compensation as a non-employee director since July 1, 2007, please see page 50.

Salary

As discussed above under “Base Salary”, the mid-point of the salary range for executive officers is generally set at the median of the Comparison Group, with salaries above the median available to exceptional performers and key contributors to the Company’s success. The P&O Committee did not increase Mr. Mark’s annual salary in 2007. In light of Mr. Mark’s long tenure as Chairman and CEO and the consistently strong performance of the Company over more than two decades under his leadership, Mr. Mark’s salary prior to his retirement was at approximately the 90th percentile of salaries for CEOs in the Comparison Group.

Annual Cash Bonus

As discussed above under “Annual Incentives—Cash Bonus,” Mr. Mark’s annual cash bonus as CEO, like that of the other Named Officers with corporate-wide responsibilities, was formula-based and was payable based upon the strength of earnings-per-share growth achieved by the Company, subject to the P&O Committee’s discretion to adjust the award downward. As discussed on page 20, since Base Business Earnings-Per-Share growth in 2007 exceeded the level necessary under the pre-established formula to generate maximum awards to the Named Officers, Mr. Mark’s award was limited to a pro-rated portion of the maximum payout of 210% of base salary. In addition, since the Company’s Base Business Earnings-Per-Share growth in 2007 was among the top three of the companies in the Peer Company Group, Mr. Mark, along with the other Named Officers, received a pro-rated portion of the supplemental award described on page 20 equal to 25% of their mid-point bonus award opportunity.

Restricted Stock Awards

Like other Colgate executives, as CEO Mr. Mark was eligible for restricted stock awards under the performance-based LTGG Program. As discussed above, Mr. Mark’s target award opportunity under the LTGG Program is established in shares of common stock rather than a dollar amount. For 2007, his target award opportunity was 97,200 shares. As discussed above, the P&O Committee granted restricted stock awards to all participants in the LTGG Program for 2007 based on compound annual sales and earnings-per-share growth over the 2005 through 2007 measurement period. In February 2008, Mr. Mark qualified for an award of 101,007 shares of restricted stock, representing a pro-rated portion of 125% of target, which was paid in cash in accordance with plan terms given Mr. Mark’s retiree status. As in the case of all other executives, this award was above target as the Company exceeded its performance goals during the three-year period.

In 2003 and 2004, the P&O Committee conducted a comprehensive review of Mr. Mark’s compensation with the assistance of Towers Perrin, an outside compensation consultant. This review was occasioned by the expiration of Mr. Mark’s long-term (1997–2003) premium-priced stock option grant (see discussion under “Stock Options” below) and the consequent need to develop a new incentive plan for him. As a result of this review, the Board concluded that annual grants of restricted stock with a retention feature would be an appropriate form of compensation for Mr. Mark in light of Mr. Mark’s expected retirement in 2007 and the associated senior management transition.

Accordingly, in June 2007, the P&O Committee, with the concurrence of the other independent members of the Board, granted Mr. Mark a restricted stock award of 75,518 shares. Similar awards, described in prior years’ proxy statements, were made in 2004, 2005 and 2006. In making these awards, the P&O Committee wished to recognize Mr. Mark’s substantial continuing contributions to the Company and its desire to retain him during the ongoing senior management transition.

Stock Options

As noted above, Mr. Mark did not receive a stock option grant in 2007 or a grant under the Restricted Stock Award Program that complements the stock option program. During the past fourteen years, Mr. Mark has received only two new option awards, each of which consisted of performance-based, above-market options intended to cover a multi-year period. These awards were made in 1993 and 1997, in lieu of grants that would otherwise have been made on an annual basis through 2003. These options had premium strike prices ranging from 10% to 80% over the market price of the common stock on the date of grant and were subject to additional stock price performance criteria, all of which were satisfied. In November 2007, Mr. Mark exercised the 1997 options at the end of their term. For more information regarding Mr. Mark’s exercise of his 1997 options, see “2007 Option Exercises and Vesting of Previously Granted Restricted Stock Awards” on page 37. During the 10-year period the 1997 options were in effect (November 7, 1997 to November 6, 2007), Colgate’s common stock price increased 174%, versus a 92% increase for the S&P 500 and 140% increase for the Peer Company Group for the same period. During the same 10-year period, Colgate’s market capitalization increased from $18.5 billion to $38.4 billion. While serving as CEO, Mr. Mark received no new stock options since the above-market options were granted in 1997.

Retirement Benefits

Upon his retirement, Mr. Mark received the normal retirement benefits applicable to him under the existing Company plans, which included a pension benefit, accumulated over his 44-year tenure, paid in the form of a lump sum of $35.6 million and an annuity of $160,764 per year. For a description of the benefits Mr. Mark received upon retirement, see note 3 on page 41.

Former Vice Chairman

As of April 1, 2007, Mr. Teruel retired as the Company’s Vice Chairman. Upon his retirement, Mr. Teruel received the normal retirement benefits applicable to him under the existing Company plans, which included a pension benefit, accumulated over his 35-year tenure, paid in a lump sum of $4.8 million in April 2007 and $8.4 million in October 2007 and an annuity of $132,252 per year. In addition, the Company entered into an agreement with Mr. Teruel which provided for a payment in the amount of $2.64 million in exchange for Mr. Teruel’s commitment to remain available to the Company for consultation as needed from time to time during the three years following his retirement and a covenant not to compete with the Company during this period. Since Mr. Teruel retired on April 1, 2007, he was not eligible for any annual bonus, stock option or time-vested restricted stock awards. He was eligible for and did receive a LTGG award for the 2004-2006 cycle of 5,153 shares of restricted stock under the applicable LTGG Program formula described above.

Conclusion

In summary, the Company believes that strong executive performance is vital to strong Company performance. Thus, its approach to executive compensation is guided by the principle that executives should have the potential for increased earnings when performance objectives are exceeded, provided that there is appropriate downside risk if performance objectives are not met.

P&O Committee Report

The P&O Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

The foregoing P&O Committee report has been submitted by the members of the P&O Committee: Richard J. Kogan (Chair), John T. Cahill (Deputy Chair), Jill K. Conway, David W. Johnson, Delano E. Lewis and J. Pedro Reinhard.

Summary Compensation Table

The following table shows the compensation of the Company’s current CEO, retired CEO, Chief Financial Officer and four other most highly compensated executive officers (the “Named Officers”) for 2007 and, to the extent an officer was a “Named Officer” in the prior year, for 2006.

Name and Principal Position	Year	Salary ($)		Bonus ($)[1]	Stock Awards ($)[2,3]		Option Awards ($)[3,4]	Non-Equity Incentive Plan Compensation[5]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[6]	All Other Compensation ($)[7]	Total ($)
(a)	(b)	(c)		(d)	(e)		(f)	(g)	(h)	(i)	(j)

Reuben Mark[8]	2007	$945,000	[8]	—	$13,275,480	[8]	—	$2,232,563 [8]	—[6]	$129,701	$16,582,744
Chairman of the	2006	$1,871,750		—	$16,712,265		—	$4,465,125	—[6]	$214,210	$23,263,350
Board and Retired
Chief Executive
Officer

Ian M. Cook	2007	$962,500		—	$2,926,081		$4,145,782	$2,475,000	$734,816	$202,141	$11,446,320
President and	2006	$891,250		—	$2,374,802		$2,346,843	$1,977,188	$651,719	$146,832	$8,388,634
Chief Executive Officer

Javier G. Teruel[9]	2007	$220,000	[9]	—	$341,283	[9]	$558	$—	—[6]	$2,759,242 [9]	$3,321,083
Retired Vice	2006	$880,000		—	$642,879		$1,149,338	$1,584,000	—[6]	$98,761	$4,354,978
Chairman

Michael J. Tangney	2007	$758,958		$174,886	$507,905		$955,531	$952,168	$659,282	$108,074	$4,116,804
Chief Operating	2006	$720,667		$306,066	$458,804		$771,590	$810,192	—[6]	$91,936	$3,159,255
Officer, Colgate
Europe, Greater
Asia and Africa

Stephen C. Patrick	2007	$695,667		—	$488,959		$890,960	$1,025,213	$134,237	$98,921	$3,333,957
Chief Financial	2006	$667,500		—	$404,405		$690,140	$1,001,813	$368,121	$78,387	$3,210,366
Officer

Andrew D. Hendry	2007	$630,333		—	$564,508		$763,680	$933,075	$125,102	$92,554	$3,109,252
Senior Vice President, General Counsel and Secretary

Fabian T. Garcia	2007	$663,167		$37,567	$598,833		$589,521	$871,204	$44,505	$47,453	$2,852,250
Executive Vice President, President, Latin America and Global Sustainability

Notes to the Summary Compensation Table

[1]

Bonus. As discussed more fully on pages 19 to 20 of the Compensation Discussion and Analysis (the “CD&A”), the Named Officers earn cash bonuses under the stockholder-approved Executive Incentive Compensation Plan (the “EICP Plan”) based on one or more pre-established performance measures, which may include earnings per share, divisional net sales and net profit-after-tax, category market share, cash generation, gross margin or key training and compliance objectives. For officers with corporate-wide responsibilities, which include all of the Named Officers other than Messrs. Tangney and Garcia, the performance measure is growth in earnings-per-share. Officers with specific business unit responsibility, such as Messrs. Tangney and Garcia, are assigned net sales and net profit-after-tax targets specific to their business unit as well as individual and mandated business objectives. Bonuses awarded based on specific pre-established performance measures are

(Notes continued on next page)

reported in column (g) under Non-Equity Incentive Plan Compensation. The amount reflected for Messrs. Tangney and Garcia in this column (d) is the portion of their bonus relating to the achievement of individual objectives, which are not formulaic in nature, and for Mr. Tangney, the amount also includes the supplemental award in 2007 and 2006 described on page 20 relating to the Company’s growth in earnings-per-share relative to the Peer Company Group.

[2]

Stock Awards. This column reflects the expense recognized in the Company’s Consolidated Financial Statements for the years reported for restricted stock awards granted to each Named Officer in such years and prior years, except as described in note 3 below.

The grant date fair value of restricted stock awards made to the Named Officers in 2007 appears in the table below. For more information regarding these awards and the programs under which they were made, including the terms and conditions and applicable performance measures, see pages 22 to 23 of the CD&A and the Grants of Plan-Based Awards table on page 32.

Named Officer	Long-Term Global Growth Program Awards	Time-Vested Restricted Stock Awards	Recognition and Retention Awards
Reuben Mark	$4,068,575	$—	$5,000,047
Ian M. Cook	$510,368	$945,581	$61,263
Javier G. Teruel	$341,283	$—	$—
Michael J. Tangney	$223,924	$283,981	$—
Stephen C. Patrick	$223,924	$265,035	$—
Andrew D. Hendry	$203,260	$227,212	$21,525
Fabian T. Garcia	$206,704	$227,212	$18,213

[3]

The amounts shown exclude the costs associated with the remaining amortization of outstanding retiree-eligible awards granted prior to January 1, 2006, when the Company adopted SFAS 123R. Any retiree-eligible awards granted prior to January 1, 2006 were reported in previous proxy statements as compensation in the year of grant, to the extent that the officer was a “Named Officer” for such year. For reporting compensation expense in its financial statements, the Company is required to continue to apply its historical accounting policy of amortizing compensation expense for outstanding retiree-eligible awards granted before 2006 over the stated vesting period or upon retirement, if sooner, but must accelerate the expense recognition of retiree-eligible awards granted in 2006 or later. The amounts shown, however, include costs associated with the remaining amortization of outstanding awards granted prior to January 1, 2006 that are not retiree-eligible awards. For a description of the assumptions used to calculate the amounts shown in this column, see Note 8 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2007.

[4]

Option Awards. This column reflects the expense recognized in the Company’s Consolidated Financial Statements for the years reported for stock option awards granted to each of the Named Officers in such years and prior years, except as described in note 3 above.

The grant date fair value of stock option awards made to the Named Officers in 2007 appears in the table below. For more information regarding these awards, their terms and conditions and the program under which they were made, see pages 21 to 22 of the CD&A and the Grants of Plan-Based Awards table on page 32.

Named Officer	Stock Option Awards
Reuben Mark(a)	$—
Ian M. Cook	$3,182,000
Javier G. Teruel	$—
Michael J. Tangney	$954,600
Stephen C. Patrick	$890,960
Andrew D. Hendry	$763,680
Fabian T. Garcia	$763,680

(Notes continued on next page)

(a)

Mr. Mark did not receive a stock option grant in 2007 while serving as CEO. For a description of Mr. Mark’s previous stock option awards, see page 26 of the CD&A. For a description of Mr. Mark’s stock option award granted to him as a non-employee director following his retirement as CEO, see page 50.

[5]

Non-Equity Incentive Plan Compensation. As explained in note 1 above, this column consists of cash bonuses earned under the EICP Plan based on the achievement of pre-established performance measures for the years reported. These bonuses were awarded and paid after actual financial results for the years for which performance was measured were known early in the following year. See pages 19 to 20 of the CD&A and the Grants of Plan-Based Awards table on page 32 for more information regarding these bonuses, including the applicable performance measures.

[6]

Change in Pension Value. This column reflects the aggregate change in the actuarial present value of each Named Officer’s accumulated benefit under the Colgate-Palmolive Company Employees’ Retirement Income Plan and the Supplemental Salaried Employees’ Retirement Plan from December 31, 2006 to December 31, 2007 and December 31, 2005 to December 31, 2006, as applicable. For 2007, no values are shown in the column for Messrs. Mark and Teruel because the actuarial present value of their accumulated pension benefit declined by $5,587,482, and $1,014,653, respectively. For 2006, no values are shown for Messrs. Mark, Teruel, and Tangney because the actuarial present value of their accumulated pension benefit declined by $1,378,289, $372,753 and $8,809, respectively. Since Messrs. Mark and Teruel were eligible to retire with a full pension benefit for one or more years, every year they continued to work for the Company represents one less year of pension benefits that they would have received. While this was also the case for Mr. Tangney in 2006, the increase to his benefit due to compensation increases in connection with his promotion in 2007 outweighed the incremental reduction of one year of pension benefits, which resulted in a net increase in the value for 2007. Since the Company does not pay above-market or preferential earnings on balances under its non-qualified deferred compensation plans, none are shown here.

[7]

All Other Compensation. The amounts shown in this column are paid pursuant to programs available either to all U.S. employees generally or to a broad group of management employees, except as specifically noted in the footnotes below. The dollar amount paid under each such program and the value of perquisites and other personal benefits granted to the Named Officers in 2007 were:

Named Officer	Company Contributions to Savings & Investment 401(k) Plan (a)	Company Contributions to Supplemental Savings & Investment Plan (b)	Value of Company- Paid Life Insurance Premiums	Perquisites and Other Personal Benefits (c)
Reuben Mark	$4,725	$104,001	$1,200	$19,775
Ian M. Cook	$35,219	$89,529	$2,400	$74,993
Javier G. Teruel(d)	$2,363	$18,164	$600	$13,500
Michael J. Tangney	$33,817	$60,396	$2,361	$11,500
Stephen C. Patrick	$33,817	$51,471	$2,133	$11,500
Andrew D. Hendry	$36,183	$43,039	$1,832	$11,500
Fabian T. Garcia	$11,358	$22,420	$1,545	$12,130

(a)

This column reflects Company contributions to the Named Officers’ accounts under the Savings and Investment Plan, a broad-based 401(k) plan available generally to all U.S. employees. These contributions are made in the form of shares of Series B Convertible Preference Stock pursuant to the following programs: Company match, retiree medical and life insurance and profit-sharing accounts. The amounts shown represent the value of such shares at the time of allocation to the Named Officers’ accounts.

(b)

This column reflects Company contributions to the Colgate-Palmolive Company Supplemental Savings and Investment Plan (“Supplemental Savings and Investment Plan”), a plan available to all U.S. employees who are not able to receive the full Company match pursuant to the Savings and Investment Plan due to certain IRS limits. Amounts contributed by the Company to the

(Notes continued on next page)

Named Officers’ and other employees’ accounts under this Plan are equal only to the amount of the Company match in excess of these IRS limits.

(c)

This column consists of: (i) a pre-determined annual allowance available to approximately 800 employees in amounts ranging from a maximum of $11,500 for senior executives including the Named Officers to $2,000 for junior executives, (ii) personal use of a car and driver for Messrs. Mark and Cook, (iii) an annual physical exam for Mr. Garcia and (iv) payments for financial and tax planning services for Mr. Teruel. Each of the Named Officers received the pre-determined allowance of $11,500 during 2007. The pre-determined allowance may be used for a number of qualified expenditures, including legal, financial or tax counseling. The Company implemented this allowance plan over 15 years ago to ensure transparency and uniformity of treatment for all executives regarding perquisites. The incremental cost to the Company of the personal use of a car and driver by Messrs. Mark and Cook was $11,015 and $63,493, respectively. The incremental cost of the personal use of a car and driver was valued as a proportionate amount of the cost of the annual lease, driver, parking garage and fuel. The incremental cost of the annual physical exam and financial and tax planning services was based on the aggregate cost to the Company of providing such services or making such payments. Any income taxes due as a result of these perquisites are the responsibility of the Named Officers.

(d)

In addition to the items reflected in the table above, Mr. Teruel received a payment in the amount of $2.64 million in exchange for his commitment to remain available to the Company for consultation as needed from time to time during the three years following his retirement and a covenant not to compete with the Company during this period. In accordance with the Company’s vacation policy, he also received $84,615 for accrued but unused vacation days which was determined based on the number of applicable days multiplied by his daily salary.

[8]

Mr. Mark retired as CEO on July 1, 2007. Accordingly, Mr. Mark received a pro-rated portion of his annual salary, bonus, LTGG Program award and a recognition and retention restricted stock award for 2007. For a description of Mr. Mark’s compensation as CEO, see pages 25 to 26 of the CD&A. At the Board’s request, Mr. Mark has agreed to continue as Chairman of the Company’s Board for a period of up to 18 months following his retirement. For information regarding Mr. Mark’s compensation as a non-employee director since July 1, 2007, see page 50.

[9]

Mr. Teruel retired as Vice Chairman on April 1, 2007. Accordingly, Mr. Teruel received a pro-rated portion of his annual salary. Based on his retirement date, he was not eligible for an annual bonus, or stock option or time-vested restricted stock awards. However, he was eligible for and did receive a LTGG Program award for the 2004-2006 cycle of 5,153 shares of restricted stock. In addition, Mr. Teruel received a payment in the amount of $2.64 million in exchange for certain consulting services and other commitments described in note 7(d) above.

Grants of Plan-Based Awards

The following table shows information about the non-equity incentive awards, stock options and restricted stock awards that are reflected in the Summary Compensation Table for 2007 and that were granted to the Named Officers either during or with respect to services rendered in 2007.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Possible Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)[3]		All Other Option Awards: Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[5]
		Thresh- old ($)	Target (Mid- Point) ($)	Maximum ($)	Thresh- old (#)	Target (Mid- Point) (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)

Reuben Mark	3/8/07				32,076	97,200	170,100					$4,068,575
	6/7/07							75,518	[6]	—[7]	—[7]	$5,000,047
	2/27/08	$466,358	$992,250	$2,232,563

Ian M. Cook	3/8/07				4,024	12,193	21,337					$510,368
	3/8/07							925	[8]			$61,263
	9/12/07									250,000	$68.15	$3,182,000
	9/12/07							13,875				$945,581
	2/27/08	$517,000	$1,100,000	$2,475,000

Javier G. Teruel[9]	3/8/07	—[9]	—[9]	—[9]	2,691	8,154	14,269	—[9]		—[9]		$341,283

Michael J. Tangney	3/8/07				1,766	5,349	9,361					$223,924
	9/12/07									75,000	$68.15	$954,600
	9/12/07							4,167				$283,981
	2/27/08	$148,388	$487,562	$1,021,759

Stephen C. Patrick	3/8/07				1,766	5,349	9,361					$223,924
	9/12/07									70,000	$68.15	$890,960
	9/12/07							3,889				$265,035
	2/27/08	$214,156	$455,650	$1,025,213

Andrew D. Hendry	3/8/07				1,603	4,856	8,497					$203,260
	3/8/07							325	[8]			$21,525
	9/12/07									60,000	$68.15	$763,680
	9/12/07							3,334				$227,212
	2/27/08	$194,909	$414,700	$933,075

Fabian T. Garcia	3/8/07				1,630	4,938	8,641					$206,704
	3/8/07							275	[8]			$18,213
	9/12/07									60,000	$68.15	$763,680
	9/12/07							3,334				$227,212
	2/27/08	$131,483	$432,017	$905,357

Notes to the Grants of Plan-Based Awards Table

[1]

The amounts shown represent the threshold, mid-point and maximum payouts for annual performance-based cash bonuses under the EICP Plan with respect to services rendered in 2007. The threshold, mid-point and maximum payouts are based on performance against the pre-established financial and business measures described on pages 19 to 20 of the CD&A, with the maximum payout also reflecting, where applicable, the supplemental award opportunity based on growth in earnings per share described on such pages. The actual amounts awarded are reported in column (g) of the Summary Compensation Table on page 28. See pages 19 to 20 of the CD&A for a description of the Company’s annual incentive program.

[2]

The amounts shown represent the threshold, mid-point and maximum award opportunities expressed in shares for restricted stock awards under the LTGG Program pursuant to the EICP Plan for the 2004–2006 measurement cycle. As described in more detail on page 22 of the CD&A, restricted stock awards under the LTGG Program are made based on the strength of compound annual growth in both net sales and earnings per share over a three-year measurement period. Award opportunities

(Notes continued on next page)

are expressed in dollars and are converted into shares based on the fair market value of the Company’s common stock on the date of grant, except that Mr. Mark’s award opportunity was denominated in shares until his retirement. Actual awards based on the award opportunities shown above were made in March 2007 following the completion of the 2004–2006 performance period, and the number of shares granted to the Named Officers, which was below their mid-point award opportunity, was as follows: Mr. Mark—61,431; Mr. Cook—7,706; Mr. Teruel—5,153; Mr. Tangney—3,381; Mr. Patrick—3,381; Mr. Hendry—3,069; and Mr. Garcia—3,121. As explained in note 2 on page 29, the portion of each such award that was recognized pursuant to SFAS 123R in the Company’s consolidated financial statements for the year ended December 31, 2007 was included in column (e) of the Summary Compensation Table on page 28. The compensation expense for awards granted under the LTGG Program in February 2008 with respect to the 2005–2007 performance cycle will be recognized during the year ended December 31, 2008 for retirement eligible employees and in 2008 through 2011 for other employees, in accordance with SFAS 123R. See pages 22 to 23 of the CD&A for a description of the 2008 awards and LTGG Program, including the material terms and conditions of awards and applicable performance measures.

[3]

This column reflects restricted stock awards granted under the EICP Plan pursuant to the Restricted Stock Award Program adopted in 2004 to complement the Company’s stock option program (the “RSA Program”). Awards under the RSA Program for a particular year are made in September of such year at the same time annual stock option grants are made. See pages 22 and 23 of the CD&A for further information regarding the RSA Program, including the material terms and conditions of awards thereunder. This column also includes certain recognition and retention awards made to Messrs. Mark, Cook, Hendry and Garcia as explained in notes 6 and 8 below.

[4]

The amounts shown represent stock option awards granted under the stockholder-approved Colgate-Palmolive Company 2005 Employee Stock Option Plan. See pages 21 and 22 of the CD&A for a description of the Company’s stock option program, including the material terms and conditions of awards thereunder.

[5]

This column shows the grant date fair value of: (i) the actual restricted stock awards for which the estimated payout range is described in columns (f) through (h) of this table; and (ii) the restricted stock and stock option awards shown in columns (i) and (j) of this table, respectively. The value of restricted stock awards is based on the fair market value of the Company’s common stock on the date of grant. The estimated value of options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 8 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2007.

[6]

Mr. Mark did not receive a restricted stock grant under the RSA Program in 2007. The amount shown is comprised of a recognition and retention award of restricted stock under the EICP Plan granted to Mr. Mark in 2007 to recognize his substantial continuing contributions to the Company’s performance and to help ensure his retention during the ongoing senior management transition. This award will vest on December 31, 2008 on the condition that Mr. Mark continue to serve as Chief Executive Officer until at least July 1, 2007 and as Chairman of the Board until December 31, 2008, unless he ceases to be Chairman before such date with the consent of the Board, which would be granted under certain circumstances. For more information about this award and Mr. Mark’s compensation as CEO, see pages 25 and 26 of the CD&A.

[7]

Mr. Mark did not receive a stock option grant in 2007 while serving as CEO. For a description of Mr. Mark’s previous stock option awards as CEO, see page 26 of the CD&A. For a description of Mr. Mark’s stock option award granted to him as a non-employee director following his retirement as CEO, see page 50.

[8]

These amounts are comprised of recognition awards of restricted stock under the EICP Plan granted to Messrs. Cook, Hendry and Garcia in 2007, which vest over three years, subject to their continued employment through such period or until they become eligible for retirement.

[9]

As described in note 9 on page 31, Mr. Teruel did not receive an annual cash bonus, stock options or time-vested restricted stock awards for 2007 since he retired in early 2007. However, he was eligible for and did receive a LTGG Program Award of 5,153 shares of restricted stock for the 2004–2006 cycle.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information about stock options and restricted stock awards held by the Named Officers as of December 31, 2007.

	Option Awards[1]				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]
(a)	(b)	(c)	(e)	(f)	(g)	(h)

Reuben Mark	—	2,000[4]	$68.34	7/12/17	410,398[5]	$31,994,628

Ian M. Cook	30,000	—	$39.52	3/5/08	141,748[6]	$11,050,674
	20,000	—	$46.92	3/11/09
	70,129	—	$55.66	9/9/09
	30,000	—	$64.75	1/13/10
	53,440	—	$48.06	9/14/10
	20,295	—	$59.75	9/10/08
	9,443	—	$59.75	9/9/09
	20,000	10,000[7]	$55.75	5/3/11
	90,000	—	$56.68	9/17/11
	23,494	—	$58.70	9/14/10
	10,207	—	$58.70	9/10/08
	95,000	—	$55.11	9/12/12
	90,000	—	$56.57	9/11/09
	100,000	—	$54.40	9/9/10
	100,000	50,000[7]	$53.46	9/8/11
	55,000	110,000[7]	$60.68	9/7/12
	—	250,000[7]	$68.15	9/12/13

Javier G. Teruel	38,000	—	$33.73	9/10/08	28,021[8]	$2,184,517
	50,000	—	$55.66	9/9/09
	11,730	—	$54.28	9/10/08
	80,000	—	$48.06	4/1/10
	11,735	—	$59.33	9/10/08
	90,000	—	$56.68	4/1/10
	95,000	—	$55.11	4/1/10
	90,000	—	$56.57	9/11/09
	93,000	—	$54.40	4/1/10
	105,000	—	$53.46	4/1/10
	110,000	—	$60.68	4/1/10

Michael J. Tangney	30,000	—	$46.92	3/11/09	23,869[9]	$1,860,827
	43,334	—	$55.66	9/9/09
	50,000	—	$64.75	1/13/10
	40,000	—	$48.06	9/14/10
	28,879	—	$60.02	9/10/08
	15,900	—	$60.02	9/9/09
	70,000	—	$56.68	9/17/11
	18,574	—	$54.07	9/14/10
	15,172	—	$54.07	9/10/08
	75,000	—	$55.11	9/12/12
	67,500	—	$56.57	9/11/09
	67,500	—	$54.40	9/9/10
	45,000	22,500[10]	$53.46	9/8/11
	24,000	48,000[10]	$60.68	9/7/12
	—	75,000[10]	$68.15	9/12/13

Stephen C. Patrick	30,000	—	$44.13	6/11/08	21,627[11]	$1,686,041
	72,000	—	$33.73	9/10/08
	50,500	—	$55.66	9/9/09
	57,500	—	$48.06	9/14/10
	62,000	—	$56.68	9/17/11
	68,000	—	$55.11	9/12/12
	61,200	—	$56.57	9/11/09
	61,200	—	$54.40	9/9/10
	43,333	21,667[12]	$53.46	9/8/11
	22,333	44,667[12]	$60.68	9/7/12
	—	70,000[12]	$68.15	9/12/13

(Table continued on next page)

	Option Awards[1]				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]
(a)	(b)	(c)	(e)	(f)	(g)	(h)

Andrew D. Hendry	3,578	—	$55.66	9/9/09	24,719[13]	$ 1,927,093
	15,083	—	$57.75	9/10/08
	15,834	—	$48.06	9/14/10
	47,500	—	$56.68	9/17/11
	47,500	—	$55.11	9/12/12
	15,220	—	$55.94	9/10/08
	28,981	—	$55.94	9/14/10
	15,158	—	$55.94	9/10/08
	38,305	—	$55.94	9/9/09
	42,750	—	$56.57	9/11/09
	42,750	—	$54.40	9/9/10
	34,666	17,334[14]	$53.46	9/8/11
	18,933	37,867[14]	$60.68	9/7/12
	—	60,000[14]	$68.15	9/12/13

Fabian T. Garcia	42,000	—	$56.57	9/11/09	39,532[15]	$ 3,081,915
	80,000	—	$56.57	9/11/09
	47,000	—	$54.40	9/9/10
	34,666	17,334[16]	$53.46	9/8/11
	18,666	37,334[16]	$60.68	9/7/12
	—	60,000[16]	$68.15	9/12/13

Notes to the Outstanding Equity Awards Table

[1]

The following table contains information about the aggregate value of stock options held by each of the Named Officers as of December 31, 2007. The values shown are calculated based on the difference between the closing price of the Company’s common stock on December 31, 2007 and the applicable exercise prices.

Executive Officer	Value of Unexercised In-the-Money Options at Fiscal Year-End
	Exercisable ($)	Unexercisable ($)
Reuben Mark	19,240	—
Ian M. Cook	18,735,910	5,800,650
Javier G. Teruel	18,360,846	—
Michael J. Tangney	13,119,355	2,116,553
Stephen C. Patrick	14,117,242	1,989,496
Andrew D. Hendry	8,203,480	1,667,711
Fabian T. Garcia	4,889,549	1,658,501

[2]	The amounts shown include dividend equivalents in the form of additional shares of restricted stock that have accrued during the applicable vesting period.

[3]	The market value of unvested restricted stock is calculated based on the closing price of the Company’s common stock on December 31, 2007.

[4]

The stock option award shown in this column for Mr. Mark reflects his pro-rated stock option grant for serving as a non-employee director following his retirement as CEO on July 1, 2007. The award will vest as follows: 666 on July 12, 2008; 667 on July 12, 2009; and 667 on July 12, 2010.

[5]

The restricted stock awards shown in this column for Mr. Mark will vest as follows: 54,700 on March 1, 2008; 235,225 on December 31, 2008; 49,288 on March 1, 2009; and 60,136 on March 1, 2010 subject to certain conditions described in note 6 on page 33.

[6]

The restricted stock awards shown in this column for Mr. Cook will vest as follows: 7,079 on March 1, 2008; 8,146 on September 8, 2008; 7,236 on March 1, 2009; 8,966 on September 7, 2009; 8,443 on March 1, 2010; 13,576 on September 12, 2010; and 83,265 on December 1, 2010.

(Notes continued on next page)

[7]

The stock option awards shown in this column for Mr. Cook will vest as follows: 10,000 on May 3, 2008; 55,000 on September 7, 2008; 50,000 on September 8, 2008; 55,000 on September 7, 2009; 83,333 on September 12, 2009 and 83,334 on September 12, 2010.

[8]

The restricted stock awards shown in this column for Mr. Teruel will vest as follows: 5,516 on March 1, 2008; 5,697 on September 8, 2008; 4,674 on March 1, 2009; 5,972 on September 7, 2009 and 5,153 on March 1, 2010.

[9]

The restricted stock awards shown in this column for Mr. Tangney will vest as follows: 5,068 on March 1, 2008; 3,668 on September 8, 2008; 3,072 on March 1, 2009; 3,914 on September 7, 2009; 3,307 on March 1, 2010 and 4,077 on September 12, 2010.

[10]

The stock option awards shown in this column for Mr. Tangney will vest as follows: 24,000 on September 7, 2008; 22,500 on September 8, 2008; 25,000 on September 12, 2008; 24,000 on September 7, 2009; 25,000 on September 12, 2009 and 25,000 on September 12, 2010.

[11]

The restricted stock awards shown in this column for Mr. Patrick will vest as follows: 3,601 on March 1, 2008; 3,534 on September 8, 2008; 3,072 on March 1, 2009; 3,644 on September 7, 2009; 3,309 on March 1, 2010 and 3,807 on September 12, 2010.

[12]

The stock option awards in this column for Mr. Patrick will vest as follows: 22,333 on September 7, 2008; 21,667 on September 8, 2008; 23,333 on September 12, 2008; 22,334 on September 7, 2009; 23,333 on September 12, 2009 and 23,334 on September 12, 2010.

[13]

The restricted stock awards shown in this column for Mr. Hendry will vest as follows: 2,692 on March 1, 2008; 5,821 on September 8, 2008; 2,784 on March 1, 2009; 6,084 on September 7, 2009; 3,315 on March 1, 2010 and 3,258 on September 12, 2010.

[14]

The stock option awards shown in this column for Mr. Hendry will vest as follows: 18,933 on September 7, 2008; 17,334 on September 8, 2008; 20,000 on September 12, 2008; 18,934 on September 7, 2009; 20,000 on September 12, 2009 and 20,000 on September 12, 2010.

[15]

The restricted stock awards shown in this column for Mr. Garcia will vest as follows: 3,089 on March 1, 2008; 2,889 on September 8, 2008; 8,840 on September 11, 2008; 3,140 on March 1, 2009; 3,112 on September 7, 2009; 3,396 on March 1, 2010; 3,334 on September 12, 2010; 5,000 on October 6, 2010 and 5,000 on September 7, 2011.

[16]

The stock option awards shown in this column for Mr. Garcia will vest as follows: 18,667 on September 7, 2008; 17,334 on September 8, 2008; 20,000 on September 12, 2008; 18,667 on September 7, 2009; 20,000 on September 12, 2009 and 20,000 on September 12, 2010.

2007 Option Exercises and Vesting of Previously Granted Restricted Stock Awards

The following table contains information about the number of shares acquired and value realized (including dividends accrued during the vesting period) during 2007 upon the exercise or vesting of equity awards previously granted to each of the Named Officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
(a)	(b)	(c)	(d)	(e)

Reuben Mark	5,200,000 [3]	$148,661,292 [3]	479,677	$31,921,884

Ian M. Cook	23,993	$244,082	21,465	$1,449,378

Javier G. Teruel	136,399	$3,477,072	39,801	$2,643,580

Michael J. Tangney	35,785	$247,990	13,611	$911,217

Stephen C. Patrick	47,723	$776,692	12,883	$862,538

Andrew D. Hendry	37,659	$427,594	9,320	$624,593

Fabian T. Garcia	—	—	11,583	$773,968

Notes to the Option Exercises and Stock Vested Table

[1]

The aggregate dollar amount realized upon the exercise of stock options is calculated based on the difference between the fair market value of the Company’s common stock on the exercise date and the exercise price of the stock option.

[2]	The aggregate dollar amount realized upon the vesting of restricted stock awards is calculated based on the fair market value of the Company’s common stock on the vesting date of each award.

[3]

In November 2007, Mr. Mark exercised at the end of its term an option grant awarded to him in 1997. This grant consisted of performance-based, above-market options intended to cover a multi-year period. The options were granted at premium strike prices ranging from 10% to 70% over the market price of the common stock on the date of grant. In addition, the options were subject to early expiration if the common stock price did not reach certain hurdle rates (50% appreciation within 5 years and 70% appreciation within 7 years). During the ten-year period when the options were in effect, the total shareholder return for the Company’s common stock was 174% versus 92% for the S&P 500 and 140% for the Peer Proxy Group, and the Company’s market capitalization increased from $18.5 billion to $38.4 billion. For more information regarding this award, see page 26 of the CD&A.

Retirement Plans

The Named Officers are participants in and will receive retirement benefits under the Colgate-Palmolive Company Employees’ Retirement Income Plan (the “Retirement Plan”), a broad-based, tax-qualified retirement plan available generally to all U.S. employees, and the Colgate-Palmolive Company Supplemental Salaried Employees’ Retirement Plan (the “Supplemental Retirement Plan”), a non-qualified supplemental plan available to employees whose benefits under the Retirement Plan are subject to certain IRS limits. The Supplemental Retirement Plan provides only for payment of the portion of the Retirement Plan benefit in excess of these IRS limits. These plans are generally designed to provide the Company’s long-service, retiring employees with adequate replacement income. The level of retirement benefits provided to employees and the cost to the Company of providing such benefits are targeted at the median level for similar programs at peer companies.

Under the Retirement Plan, benefits are determined in accordance with one of two formulas: (i) the “final average earnings” formula, the formula in effect under the Retirement Plan on June 30, 1989; or (ii) the Personal Retirement Account (“PRA”) formula, which was added to the Retirement Plan on July 1, 1989.

All of the Company’s salaried employees employed at June 30, 1989 were offered a one-time opportunity to elect to maintain the Retirement Plan’s benefit under the “final average earnings” formula by making monthly contributions of 2% of recognized earnings up to the Social Security wage base and 4% of recognized earnings in excess of the wage base. Employees who made this election receive at retirement the greater of: (i) the benefit under the “final average earnings” formula or (ii) the sum of the benefit under the PRA formula plus the contributions made by the employee. Employees who did not make this election, and eligible employees hired on or after July 1, 1989, receive at retirement the benefit under the PRA formula. The “final average earnings” and PRA formula are described in more detail below.

Total retirement benefits payable under the Retirement Plan and the Supplemental Retirement Plan are subject to a maximum of 70% of the sum of an individual’s base salary at retirement and executive incentive compensation awarded for services rendered in the calendar year immediately preceding retirement. Benefits are subject to an offset for Social Security and certain other amounts. If an employee dies during retirement, the employee’s spouse is entitled to receive a monthly pension equal to 50% of the employee’s normal monthly retirement benefit for life. For approximately 800 employees, including the Named Officers, the employee’s spouse is entitled to receive an additional monthly amount equal to 25% of the employee’s normal monthly retirement benefit for life. However, this benefit is not available to the extent it would cause the total retirement benefit payable to the employee’s spouse to exceed 100% of the employee’s normal retirement benefit.

If the participant in question is a “specified employee” under Section 409A of the Internal Revenue Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement.

Final Average Earnings Formula

Messrs. Mark, Cook, Teruel, Tangney and Patrick made the one-time election in 1989 described above, and accordingly, will receive or if already retired, have received the greater of the “final average earnings” formula or PRA formula. Benefits under the “final average earnings” formula are computed by multiplying “final average earnings” by the product of years of service and 1.8%. “Final average earnings” is defined as the average of an individual’s highest “recognized earnings” for any three consecutive years during the ten years immediately preceding retirement. “Recognized earnings” for a particular year are set on February 1 each year, and consist of (i) the higher of the salary earned by an employee during the previous year or his or her annual salary as of the year in question and (ii) the cash bonus paid to the employee in the previous year. Recognized earnings do not include the value of restricted stock awards or options. Employees retiring under the “final average earnings” formula may request that their retirement benefit under the Supplemental Retirement Plan be paid to them in a lump sum rather than an annuity. Such requests may be accepted or denied. If accepted, the lump sum value is calculated by projecting the annual benefit payable over the actuarially determined life of the participant and spouse, if applicable, and discounting each year’s benefit back to the present using currently prevailing interest rates. This amount is limited to the present value of the benefit accrued through December 31, 2004, in accordance with Section 409A of the Internal Revenue Code. Any residual value over the limitation applicable to the lump sum will be paid in the form of an annuity.

PRA Formula

Eligible employees hired on or after July 1, 1989, and those hired before such date who did not make the one-time election referred to above, will receive at retirement the benefit under the PRA formula. Messrs. Hendry and Garcia will receive benefits under the PRA formula. Benefits under the PRA formula are determined as follows: On July 1, 1989, an account was established for each eligible person employed on June 30, 1989, with an opening balance equal to the greater of (i) the value of the pension then accrued under the “final average earnings” formula or (ii) an amount equal to the sum of the monthly pay-based credits that would have been made to the employee’s account had the PRA always been in effect. Thereafter, monthly pay-based credits accumulate in the employee’s account. These credits equal a percentage of the employee’s monthly recognized earnings determined in accordance with the following formula:

Years of Service	Up to 1/48 of Social Security Wage Base	Over 1/48 of Social Security Wage Base
0–9	2.50%	3.75%
10–14	3.00%	4.50%
15–19	4.00%	6.00%
20–24	5.35%	8.00%
25 or more	7.50%	11.25%

The employee’s account receives a monthly credit for interest at an annual rate of 2% over the current six-month Treasury bill rate, adjusted quarterly. This rate was 5.61% in the first quarter of 2008 and 7.08% in the first quarter of 2007. The Company also establishes PRA accounts for all eligible employees hired on or after July 1, 1989, which receive monthly credits as described above.

The balance of the employee’s account vests based on his or her years of services as follows: two years–50%; three years–100%. Employees retiring under the PRA formula may elect that their retirement benefit under the Supplemental Retirement Plan be paid in a lump sum. If such request is made, the full benefit will be paid in a lump sum.

(Notes continued on next page)

Pension Benefits

The following table shows the actuarial present value of each Named Officer’s total accumulated benefit under the Retirement Plan and Supplemental Retirement Plan as of December 31, 2007, and assumes that each Named Officer elects a joint and survivor annuity at the time of retirement.

Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefit ($)[2]	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)

Reuben Mark[3]	Retirement Plan	44.08	$1,652,168	$80,382
	Supplemental Retirement Plan	44.08	$35,618,577	$35,618,577

		Total	$37,270,745	$35,698,959

Ian M. Cook	Retirement Plan	31.83	$1,552,542	—
	Supplemental Retirement Plan	31.83	$12,402,364	—

		Total	$13,954,906

Javier G. Teruel[4]	Retirement Plan	35.25	$1,702,836	$88,168
	Supplemental Retirement Plan	35.25	$12,961,782	$13,251,801

		Total	$14,664,618	$13,339,969

Michael J. Tangney	Retirement Plan	36.25	$1,531,050	—
	Supplemental Retirement Plan	36.25	$9,004,066	—

		Total	$10,535,116

Stephen C. Patrick	Retirement Plan	25.17	$1,098,204	—
	Supplemental Retirement Plan	25.17	$5,474,910	—

		Total	$6,573,114

Andrew D. Hendry	Retirement Plan	16.83	$209,485	—
	Supplemental Retirement Plan	16.83	$599,723	—

		Total	$809,208

Fabian T. Garcia	Retirement Plan	4.25	$35,183	—
	Supplemental Retirement Plan	4.25	$111,308	—

		Total	$146,491

Notes to the Pension Benefits Table

[1]	The years in this column represent the actual years worked for Colgate by the Named Officers as of December 31, 2007.

[2]

For Messrs. Mark, Cook, Teruel, Tangney and Patrick, the amounts shown were calculated assuming credited service and final average earnings, as described above, as of December 31, 2007. In addition, the amounts shown were calculated assuming an estimated discount rate of 6.50% for Messrs. Cook, Tangney and Patrick and 6.0% for Messrs. Mark and Teruel. Accrued benefits were assumed to be payable at the earliest age at which each Named Officer is eligible to retire under each plan without any benefit reduction due to age. For Mr. Mark, accrued benefits are assumed to be payable at his retirement age. Normal retirement age applicable to the Named Officers under the Retirement Plan and Supplemental Retirement Plan is 65, with early retirement available at age 55. The benefit payable upon early retirement is reduced by one-third of one percent for each month a person retires before age 60 and begins collecting benefits before age 60. However, there is no reduction in the benefit if the participant has attained 85 years of combined age and service with the Company at the time of early retirement. Based on their respective ages and years of service at December 31, 2007, Messrs. Cook, Teruel and Tangney were eligible for retirement with full benefits;

and Mr. Patrick was eligible for early retirement with a reduced benefit. For more information regarding the assumptions used to calculate the accrued benefits as of December 31, 2007, see Note 10 (“Retirement Plans and Other Retiree Benefits”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2007. For Messrs. Hendry and Garcia, the amounts shown reflect the value of their retirement benefits that have vested as of December 31, 2007, under the PRA formula described above.

As noted above, the Named Officers may request that a portion of their benefit under the Supplemental Retirement Plan be paid in the form of a lump sum. In such case, the lump sum amount payable as of December 31, 2007 would be as follows: Mr. Cook—$7,127,276; Mr. Tangney—$6,089,770; and Mr. Patrick—$4,580,378. Any residual value over the limitation on the lump sum value would be paid in the form of an annuity. Mr. Hendry will be eligible to receive his full benefit of $599,723 in a lump sum under the PRA formula. Since Mr. Garcia was not vested in his retirement benefits on December 31, 2004, he is not entitled to any payment from the Supplemental Retirement Plan.

[3]

Mr. Mark retired as CEO on July 1, 2007. At the Board’s request, Mr. Mark has agreed to continue as Chairman of the Company’s Board for a period of up to 18 months after that date. Mr. Mark’s actual retirement benefit under the Retirement Plan and Supplemental Retirement Plan consisted of a lump sum payment of $35,618,577 in July of 2007 and an annuity payment of $160,764 per year. Upon Mr. Mark’s death, his spouse is eligible to receive an annuity payment of $80,382 per year under the Retirement Plan.

[4]

Mr. Teruel retired on April 1, 2007. Mr. Teruel’s actual retirement benefit under the Retirement Plan and Supplemental Retirement Plan consisted of a lump sum payment of $4,813,208 in April 2007 and $8,438,593 in October 2007 and an annuity payment of $132,252 per year. Mr. Teruel’s aggregate payment under the Supplemental Retirement Plan included $290,019 of interest that accrued as a result of the six-month delay in the payment of his benefits, as required under Section 409A of the Internal Revenue Code. Upon Mr. Teruel’s death, his spouse is eligible to receive an annuity payment of $66,126 per year under the Retirement Plan. As described in note 7(d) on page 31, Mr. Teruel also received a payment of $2.64 million upon his retirement in exchange for consulting services and certain other commitments.

Deferred Compensation Plan

Eligible employees, including the Named Officers, may elect annually to defer a portion of their salary and/or cash bonus under the Colgate-Palmolive Company Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 75% of their salary and/or 100% of their cash bonus payable in the following calendar year. At the option of the participant, these amounts may be deferred to a specific date, at least five years from when the compensation is otherwise payable, or until retirement. Interest on deferred amounts is credited to the participant’s account at the end of each calendar year and compounded annually. Interest accrues at a fixed rate equal to 120% of the Applicable Federal Rate (“AFR”) published by the Internal Revenue Service, which, for amounts deferred in 2007, equaled 5.65% and 5.89% for mid- and long-term rates, respectively. Mid- or long-term AFRs are used based on the length of the deferral period elected. Once established, the same rate remains in effect throughout the entire deferral period.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or up to 10 annual installments. If a participant is less than 55 years old and leaves or retires prior to the elected commencement date for distributions, the deferred amounts will be distributed immediately in a lump sum, regardless of the method of distribution originally elected by the participant. If a participant is 55 or older and leaves or retires prior to the elected commencement date for distributions, the deferred amounts will be paid according to the participant’s original election. If the participant in question is a “specified employee” under the Internal Revenue Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement. Changes to deferral elections and early withdrawals from deferred accounts are only permitted in extreme cases, such as unforeseen financial hardship which is demonstrated to the P&O Committee. Of the Named Officers, only Mr. Patrick has elected to participate in the Deferred Compensation Plan, and information about his deferrals is included in the Nonqualified Deferred Compensation Table on page 43.

Supplemental Savings & Investment Plan

Employees, including the Named Officers, whose earnings exceed certain applicable federal limitations on compensation that may be recognized under tax-qualified plans, such as the Savings and Investment Plan, are entitled to receive a supplemental contribution under the Supplemental Savings and Investment Plan. The supplemental contribution is equal to the amount of the Company’s matching contributions that cannot be made under the Savings and Investment Plan due to certain federal tax limits. Under the Savings and Investment Plan, the Company matches a portion of employee contributions up to 6% of the employee’s recognized earnings (as defined on page 38), subject to a maximum amount of recognized earnings under applicable federal tax regulations of $230,000 in 2008, and $225,000 in 2007. A participant may elect to receive the supplemental contribution in cash at the end of the calendar year or defer the amount into the Supplemental Savings and Investment Plan. Any deferred amounts earn interest calculated on the same basis as under the Deferred Compensation Plan described above, except for any deferrals made for 2002 and prior years, which will realize investment results based on the performance of Colgate common stock and are distributed in shares of Colgate common stock. Deferred amounts are distributed upon the participant’s departure from the Company. If the participant in question is a “specified employee” under Section 409A of the Internal Revenue Code, there may be a six- month delay in the commencement of distributions, if triggered by the participant’s termination or retirement.

Nonqualified Deferred Compensation

The following table shows information about the amount of contributions, earnings and balances for each Named Officer under the Deferred Compensation Plan and the Supplemental Savings and Investment Plan as of December 31, 2007.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)[1]	Aggregate Earnings in Last Fiscal Year ($)[2]	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)[3]
(a)	(b)	(c)	(d)	(e)		(f)

Reuben Mark	—	—	$5,430	$1,175,065	[4]	—

Ian M. Cook	—	—	$24,347	—		$136,714

Javier G. Teruel	—	—	$9,976	$508,099	[5]	—

Michael J. Tangney	—	$60,396	$101,337	—		$771,763

Stephen C. Patrick	—	—	$33,850	$149,601	[6]	$431,530

Andrew D. Hendry	—	$43,039	$87,567	—		$648,967

Fabian T. Garcia	—	—	$1,994	—		$37,379

Notes to the Nonqualified Deferred Compensation Table

[1]

These amounts represent Company contributions under the Supplemental Savings and Investment Plan during 2007, which Mr. Tangney and Mr. Hendry elected to defer into the Supplemental Savings and Investment Plan. Messrs. Mark, Cook, Teruel, Patrick and Garcia each elected to receive their supplemental contributions of $104,001, $89,529, $18,164, $51,471 and $22,420, respectively, in cash. The Company’s 2007 contributions under the Supplemental Savings and Investment Plan for each Named Officer were also reported as compensation in column (i) of the Summary Compensation Table on page 28.

[2]

These amounts represent the interest credited to each Named Officer during 2007 for amounts deferred under the Deferred Compensation Plan and Supplemental Savings and Investment Plan, as applicable. Since Messrs. Mark, Cook, Teruel, Patrick and Garcia did not defer any 2007 compensation, the amounts shown represent interest on pre-existing balances. For information regarding the calculation of interest earnings on these amounts, see page 42.

[3]

To the extent that an executive was a “Named Officer” for a reported year, these amounts, other than the portion attributable to accrued earnings, were reported in previous proxy statements as compensation in the year of the executive’s deferral (under the Deferred Compensation Plan or the Supplemental Savings and Investment Plan) or the Company’s contribution (under the Supplemental Savings and Investment Plan), as applicable.

[4]	Mr. Mark’s distribution at retirement was $1,175,065, which included 18,119 shares of Colgate common stock that he elected to defer until retirement.

[5]	Mr. Teruel’s distribution at retirement was $508,099, which included 4,637 shares of Colgate common stock that he elected to defer until retirement.

[6]	This amount reflects the lump-sum distribution of the portion of Mr. Patrick’s 2001 bonus which he elected to defer until March 15, 2007, together with interest accrued on such amount.

Executive Severance and Other Termination Benefits

The P&O Committee periodically reviews the appropriateness of the payment and benefit levels provided under the plans and programs described in this section, based on competitive market information and emerging best practices and governance trends. In particular, the Company’s Executive Severance Plan (the “Severance Plan”) is subject to renewal every three years by the Board. As each three-year term approaches its end, the P&O Committee reviews the appropriateness of the payments and benefits provided thereunder based on the considerations described above. During its most recent review of the Severance Plan in June 2007, the P&O Committee and the Board determined to reduce the maximum amount of severance payable under the plan from 36 months of compensation to 24 months, eliminated the tax gross-up provision in the plan and limited compensation under the plan to a level that maintains deductibility by the Company under Section 280G of the Internal Revenue Code.

Severance Plan

Change in Control. The Severance Plan is designed to provide participants with reasonable compensation if their employment is terminated following a change in control of the Company. Individual employees are assigned a particular severance level up to the maximum allowed under the plan based on grade level and years of service, subject to individual negotiation from time to time in the case of new hires.

The P&O Committee selects participants from among the executive officers and other key personnel of the Company and has selected a group of approximately 140 participants, including the Named Officers. In addition to the Severance Plan, the Company has incorporated other arrangements relating to a change in control in its benefit plans, as described below.

Under the Severance Plan, if at any time within two years of a “change in control” of the Company, the Company terminates a Named Officer’s employment or a Named Officer terminates employment due to an adverse change in his conditions of employment, such as a dimunition in his position, authority or responsibilities, or a salary reduction (each a “Qualified Termination”), such Named Officer is entitled to receive an amount equal to (i) 24 months of compensation (defined as base salary as of the termination date plus his highest bonus award within the last five years), plus (ii) the present value of additional retirement plan accruals the participant would have received had he remained employed until the end of the severance period, or age 65, if earlier. No severance payments are required if a Named Officer is terminated for “cause”, which is defined as willful and continued failure to substantially perform his duties or gross misconduct that is materially and demonstrably injurious to the Company.

Generally under the plan, a “change in control” is deemed to occur if: (a) any person, entity or group acquires 20% or more of the Company’s outstanding shares of common stock or voting securities (other than securities acquired directly from the Company); (b) a majority of the board of directors as of the effective date of the Severance Plan are replaced (unless any subsequent board member is approved by at least a majority of the original incumbent board, who shall thereafter be considered an incumbent board member); (c) a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the Company’s assets is consummated (other than under specific circumstances); or (d) a complete liquidation or dissolution of the Company is approved by the Company’s stockholders.

If an outside accounting firm were to determine that a payment under the Severance Plan would cause the Named Officer to exceed the statutory limit and subject him to tax under Section 4999 of the Internal Revenue Code, then the Named Officer would receive a reduced amount.

In addition to the foregoing severance benefit, the Severance Plan provides for a payment within 30 days after the change in control, whether or not the Named Officer remains employed, of a pro-rated bonus for the year in which the change of control occurs. The pro-rated bonus paid may be used to offset any other bonus awarded for such year. The Severance Plan also provides for the continuation of medical, dental and life insurance benefits during the severance period.

Termination for Company Convenience. Whether or not a change in control has occurred, if the Company terminates the employment of a Named Officer at the Company’s convenience other than for cause, the Company will pay in a lump sum amount between 18 to 24 months of the Named Officer’s base salary and continue to pay certain medical, dental and life insurance benefits for the same period.

The severance period and the period during which the Company continues such benefits ends upon the earlier of the Named Officer reaching age 65 or attaining 85 years of combined age and service with the Company. The Company is not required to make these payments if it terminates a Named Officer’s employment for “cause” (as defined above) or if such officer voluntarily terminates his employment.

Other Change-in-Control Arrangements

Other arrangements relating to a change-in-control in the Company’s benefit plans are as follows.

•

Equity Awards. Under the Company’s stock option plans, stock options held by employees and non-employee directors that are not yet exercisable become exercisable upon a change in control. Unvested restricted stock awards are considered earned in full and non-forfeitable (i) in the case of performance-based awards, upon a change in control, and (ii) in the case of all other awards, upon a Qualified Termination of employment (as defined above under “Severance Plan”).

•

Deferred Compensation Balances. Under the Severance Plan, participating employees are also entitled to receive within 30 days following a change in control all amounts previously deferred by the employee under the Deferred Compensation Plan and amounts held in the employee’s Supplemental Savings and Investment Plan account. For more information regarding the Deferred Compensation Plan and the Supplemental Savings and Investment Plan, see page 42.

•

Letter of Credit for Unfunded Retirement Plan. With respect to the Supplemental Retirement Plan, which is an unfunded plan, the Company has arranged for a letter of credit that requires the issuing bank to fund the accrued benefits payable under this plan if the Company refuses to pay these benefits after a change in control. Funding would be made by payments to a trust, the assets of which would be subject to the claims of the Company’s creditors if the Company were to become insolvent.

Death and Disability Benefits

The Company provides additional benefits to approximately 800 employees, including the Named Officers, upon their death or disability. If a Named Officer dies while actively employed, his eligible survivors are entitled to an annuity equal to 20% of the Named Officer’s “recognized earnings” (as defined on page 38) at the time of death. The benefit is payable until the Named Officer would have reached age 65. If the Named Officer’s spouse is not living and their dependent children are under the age of 23, the benefit is paid to them until they reach age 23, or until the employee would have reached age 65, whichever is earlier.

Under the Long-term Disability Plan available to all U.S. employees, the Company generally provides long-term disability benefits based on an employee’s earnings up to a maximum of $300,000. Certain executives, including the Named Officers, receive additional benefits based on the amount of their earnings that exceed $300,000, at no additional cost to them. If a Named Officer becomes disabled on or before age 60 while he is actively employed, he is entitled to receive these increased disability benefits until he reaches age 65. If a Named Officer becomes disabled after age 60 while he is actively employed, he is entitled to receive disability benefits until the earlier of the date on which he reaches age 70 or five years from the date he became disabled.

Deferred Compensation and Retirement Benefits

For information about the pension benefits payable to the Named Officers upon their retirement and deferred compensation balances, see pages 38 to 43. In addition to the post-retirement welfare benefits available to U.S. employees generally, approximately 800 employees, including the Named Officers, who have at least 10 years of service at retirement and have elected a minimum amount of life insurance coverage for the five years immediately preceding retirement, can qualify for a post-retirement life insurance benefit equal to one-half of recognized earnings up to a maximum of $750,000 in lieu of the Company’s regular life insurance plan for retirees.

Retirement of Named Officers

In line with previously announced succession plans, Mr. Mark retired as CEO on July 1, 2007. Mr. Mark served as CEO of the Company since 1984. At the Board’s request, Mr. Mark has agreed to continue as Chairman of the Company’s Board for a period of up to 18 months following his retirement. Upon his retirement, Mr. Mark received the normal retirement benefits applicable to him under the existing Company plans. For a description of pension benefits paid to Mr. Mark in connection with his retirement, see note 3 on page 41. Mr. Teruel, Vice Chairman of the Company and one of the Named Officers, retired on April 1, 2007. For a description of pension benefits and certain other payments made to Mr. Teruel, see note 4 on page 41.

Equity Awards

The treatment, in general, of previously granted equity awards in the case of the termination of employment under the following circumstances is as follows:

•

Death, Disability or Retirement. All unvested restricted stock awards, including those subject to continued employment, will continue to vest and be distributed in accordance with their original vesting schedule. All outstanding stock options, whether or not previously exercisable, will be exercisable for a period of three years, or until the end of the original term of the option, whichever is shorter.

•

Termination for Company Convenience. Where severance is paid following a termination of employment at the Company’s convenience, the severance period is counted in determining the vesting of restricted stock awards and stock options and whether the employee is eligible for retirement treatment. If the employee is eligible for retirement treatment, equity awards are treated as outlined above. If not, any unvested restricted stock awards that would have vested during the severance period will continue to vest and be distributed in accordance with their original vesting schedule. Any unvested stock options that would have vested during the severance period will be vested upon termination and, together with any other vested stock options, will be exercisable for a period of three months or until the end of the original term of the option, whichever is shorter. Any remaining unvested restricted stock awards and stock options will be forfeited.

•	Termination for Cause. Unvested restricted stock awards and both vested and unvested stock options are forfeited.

•

Resignation. Unvested restricted stock and unvested stock option awards are forfeited. Vested stock options are exercisable for a period of three months after termination, or until the end of their original term, if shorter.

•	Change-in-Control. For a description of the treatment of equity awards following a change in control of the Company, see “Other Change-in-Control Arrangements” on page 45.

Potential Payments Upon Termination or Change-in-Control

The following table sets forth the estimated, incremental payments and benefits that would be payable to each Named Officer upon termination of his employment or a change in control of the Company, assuming that the triggering event occurred at year-end 2007. These amounts would be incremental to the compensation and benefit entitlements described previously in this Proxy Statement that are not contingent upon a termination or change-in-control.

	Change-In-Control		Involuntary Termination

Name	Without Qualified Termination[1]	With Qualified Termination[2]	With Cause	Without Cause[3]	Resignation	Death[4,5]	Disability[5],[6]	Retirement[7]

Reuben Mark	—	$—	—	—	—	—	$—	—	[8]

Ian M. Cook	—	$3,020,316	—	—	—	$ 3,314,436	$9,891,893	—

Javier G. Teruel	—	$—	—	—	—	—	$—	—	[8]

Michael J. Tangney	—	$3,854,776	—	—	—	$ 633,462	$4,175,811	—

Stephen C. Patrick	—	$3,479,076	—	$ 1,098,241	—	$ 1,682,844	$3,983,448	—

Andrew D. Hendry	—	$3,293,400	—	$ 1,072,362	—	$ 1,101,993	$2,956,230	—

Fabian T. Garcia	—	$1,196,014	—	$ 746,201	—	$ 1,988,560	$6,769,161	—

[1]

Change-in-Control without Qualified Termination. As shown in this column, if there is a change in control but there is no Qualified Termination of the Named Officer’s employment (as defined above under “Severance Plan”), he would not be entitled to receive any incremental payment or benefit. However, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would be accelerated as follows:

•

Equity Awards. The vesting of previously granted stock options and performance-based restricted stock awards would be accelerated as described under “Other Change-in-Control Arrangements—Equity Awards” on page 45. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the officer was a “Named Officer” for that year. The estimated value as of year-end 2007 of the previously granted awards that would be accelerated for the applicable Named Officers is as follows: Mr. Cook—$222,100; and Mr. Garcia—$2,414,402. The estimated value of restricted stock awards that would be accelerated was calculated based on the closing price of the Company’s common stock on December 31, 2007. The estimated value of the stock options that would be accelerated was calculated based on the difference between the closing price of the Company’s common stock on December 31, 2007, and the applicable exercise price.

•

Pro-Rated Bonus. The Named Officers would be entitled to receive a pro-rated portion of their annual EICP cash bonus for the year in which the change in control occurs (reported as of year-end 2007 in column (g) of the Summary Compensation Table on page 28).

•

Deferred Compensation Balances. The Named Officers would be entitled to receive any amounts previously deferred by them under the Deferred Compensation Plan or Supplemental Savings and Investment Plan (reported as of year-end 2007 in column (f) of the Nonqualified Deferred Compensation Table on page 43).

[2]

Change-in-Control with Qualified Termination. This column consists of the following benefits under the Severance Plan described on page 44: (i) severance payments, (ii) the value of accruals under Company retirement plans during the severance period and (iii) continuation of medical, dental and life insurance benefits during the severance period. The value of retirement accruals was calculated based on the difference between the present value of additional retirement plan accruals that the Named Officer would have received had he remained employed until the end of the severance period, or age 65, if earlier, and the present value of retirement benefits payable at the change-in-control date without assuming future service. For more information regarding the assumptions used to calculate the present value of retirement benefits, see note 2 to the Pension Benefits Table on page 40. The additional medical, dental and life insurance benefit was valued based on the aggregate

(Notes continued on next page)

premiums paid by the Company for the applicable severance period. The amounts shown for Messrs. Cook and Garcia reflect a reduction in their severance benefit to an amount that maintains tax deductibility by the Company. The applicable reduction in severance benefit was calculated using guidelines set forth in Section 280G of the Internal Revenue Code. In addition to the amounts shown in this column, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would be accelerated as follows:

•

Equity Awards. The vesting of previously granted stock options and restricted stock awards would be accelerated as described under “Other Change-in-Control Arrangements—Equity Awards” on page 45. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the officer was a “Named Officer” for that year. The estimated value as of year-end 2007 of the previously granted awards that would be accelerated for the applicable Named Officers is as follows: Mr. Cook—$6,986,767; Mr. Hendry—$484,833; and Mr. Garcia—$4,740,417. For the assumptions used to calculate these amounts, see note 1 above.

•

Pro-Rated Bonus. The Named Officers would be entitled to receive a pro-rated portion of their annual EICP cash bonus for the year in which the change in control occurs (reported as of year-end 2007 in column (g) of the Summary Compensation Table on page 28).

•

Retirement Accruals and Deferred Compensation Balances. The Named Officers would be entitled to receive their accrued retirement benefits (reported in the Pension Benefits Table on page 40) and any amounts previously deferred by them under the Deferred Compensation Plan or Supplemental Savings and Investment Plan (reported as of year-end 2007 in column (f) of the Nonqualified Deferred Compensation Table on page 43).

[3]

Involuntary Termination without Cause. Only Messrs. Patrick, Hendry and Garcia are eligible for severance in the event of termination for Company convenience under the Severance Plan, as they have neither reached age 65 nor attained 85 years of combined age and service. This column shows the severance payment and the value of accruals under Company retirement plans and the continuation of medical, dental and life insurance benefits during the severance period that would be payable to Messrs. Patrick, Hendry and Garcia. For the assumptions used to calculate the additional retirement and insurance benefits, see note 2 above.

In addition to the amounts shown in this column, certain previously granted and unvested equity awards would be allowed to vest if they would have otherwise vested before the end of the severance period, as described under “Termination for Company Convenience” on page 44. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the officer was a “Named Officer” for that year. The estimated value as of year-end 2007 for awards that would be accelerated for the applicable Named Officers is as follows: Mr. Cook—$222,100; Mr. Hendry—$245,028 and Mr. Garcia—$2,185,048. For the assumptions used to calculate these amounts, see note 1 above. If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be entitled to receive his annual EICP cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table on page 28), his LTGG award for the three-year performance cycle ending such year (reported as the first entry in column (i) of the Grants of Plan-Based Awards Table on page 32, and any amounts previously deferred by him under the Deferred Compensation Plan and Supplemental Savings and Investment Plan (reported in the Nonqualified Deferred Compensation Table on page 43).

[4]

Death. This column consists of a spousal annuity, the value of which is calculated based on the lump sum of all of the annuities payable until the Named Officer would have reached 65. The amounts shown were calculated assuming an interest rate of 6.5%.

[5]

In addition to the amounts shown in this column, unvested restricted stock awards would continue to vest in accordance with their original vesting schedule and all outstanding stock options would be exercisable for a period of three years or until the end of the original term, whichever is shorter, as described under “Death, Disability or Retirement” on page 46. All such awards were reported on

(Notes continued on next page)

Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the officer was a “Named Officer” for that year. The estimated value as of year-end 2007 for awards that would be vested for the applicable Named Officers is as follows: Mr. Cook—$6,986,767; Mr. Hendry—$484,833; and Mr. Garcia—$4,740,417. For the assumptions used to calculate these amounts, see note 1 above. If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be entitled to receive his annual EICP cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table on page 28) and his LTGG award for the three-year performance cycle ending such year (reported as the first entry in column (i) of the Grants of Plan-Based Awards Table on page 32).

[6]	Disability. This column consists of additional long-term disability benefits for which each Named Officer is eligible, as described more fully on page 45.

[7]

Retirement. As shown in this column, the Named Officers would not be entitled to receive any incremental payment or benefit upon retirement. Each Named Officer would be entitled to receive his retirement benefits under the Retirement Plan and Supplemental Retirement Plan, as described on page 45. If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be entitled to receive his annual EICP cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table on page 28), his LTGG award for the three-year performance cycle ending such year (reported as the first entry in column (i) of the Grants of Plan-Based Awards Table on page 32), and any amounts previously deferred under the Deferred Compensation Plan and Supplemental Savings and Investment Plan (reported as of year-end in column (f) of the Nonqualified Deferred Compensation Table on page 43) in accordance with the distribution schedule elected by the Named Officer.

[8]

Both Messrs. Mark and Teruel retired during 2007. For a description of pension benefits paid to Mr. Mark in connection with his retirement, see note 3 on page 41. For a description of pension benefits in connection with his retirement and certain other payments paid to Mr. Teruel, see note 4 on page 41.

Compensation of Directors

Compensation for the non-employee directors is set by the Board at the recommendation of the Nominating and Corporate Governance Committee. The majority of the compensation paid to the non-employee directors is in the form of Colgate equity pursuant to stockholder-approved plans that provide for fixed annual grants, as described below.

In 2007, each non-employee director (that is, all directors except Mr. Cook) received the following compensation, as applicable:

Annual Fee	2,600 shares of common stock
Meeting Fees	$1,000 for each Board or committee meeting attended
Committee Chairperson Fees	$3,000 for the chair of each committee
$1,500 for the deputy chair of each committee
Stock Option Grant	Options to purchase 4,000 shares of common stock
Expenses and Benefits	Reimbursement of travel and related expenses incurred in attending meetings; life and travel/accident insurance; and Charitable Matching Gifts Program to schools and other qualified organizations

Mr. Mark received a pro-rated portion of the compensation described above following his retirement as CEO on July 1, 2007. As Chairman of the Board following his retirement, Mr. Mark will also be eligible for a bonus of up to $3,000,000 at the discretion of the Board based on a successful and complete transition to new leadership at the Company. Mr. Cook does not receive any compensation or fees for serving on the Board or any Board committee.

Deferral of Fees

Under the Colgate-Palmolive Company Non-Employee Director Stock Plan (the “Director Stock Plan”) approved by the Company’s stockholders in 2006, directors may elect to defer all or a part of their annual stock compensation. Deferred stock compensation is credited to a stock unit account, the value of which reflects changes in the market price of the Company’s common stock and dividends paid. No interest is paid on deferred balances. The directors also may elect to receive cash in lieu of up to 25% of the shares of the Company’s common stock granted and not deferred under the Director Stock Plan solely for the purpose of satisfying related tax obligations.

Directors may elect to defer all or a part of their cash compensation for committee chairperson and meeting fees under the Colgate-Palmolive Company Restated and Amended Deferred Compensation Plan for Non-Employee Directors. As with the Director Stock Plan, deferred fees are credited to a stock unit account, the value of which reflects changes in the market price of the Company’s common stock and dividends paid. No interest is paid on deferred balances. Under both plans, distributions are made in shares of the Company’s common stock in annual installments or by lump sum on the date chosen by the director.

The table included in “Stock Ownership of Directors and Executive Officers” on page 53 includes information concerning directors who have elected to defer their fees.

Election to Purchase Stock

Directors may elect to purchase the Company’s common stock with all or a portion of their cash compensation for committee chairperson and meeting fees. Shares of the Company’s common stock that represent committee chairperson fees are purchased on behalf of directors who make this election at the beginning of the year, and shares that represent meeting fees are purchased after the end of the year. In both cases, shares are purchased on behalf of directors on the third business day following the announcement of the Company’s annual earnings.

Director Compensation

The following table shows the compensation earned by each non-employee director in 2007.

Name	Fees Earned or Paid in Cash ($)[1]		Stock Awards ($)[2]		Option Awards ($)[3]	All Other Compensation ($)		Total ($)
(a)	(b)		(c)		(d)	(g)		(h)

John T. Cahill	$21,500		$176,293		$39,759	$7,890	[4]	$252,442

Jill K. Conway	$33,000		$176,293		$46,763	$8,250	[4]	$264,306

Ellen M. Hancock	$29,000	[5]	$176,293		$58,764	$8,250	[4]	$272,307

David W. Johnson	$76,073	[6]	$132,219	[6]	$46,763	$8,250	[4]	$263,305

Richard J. Kogan	$34,000		$176,293		$46,763	$8,250	[4]	$265,306

Delano E. Lewis	$74,073	[6]	$132,219	[6]	$46,763	$250	[4]	$253,305

Reuben Mark	$28,317	[6]	$66,953	[6]	$23,202	$47,379	[7]	$165,851

J. Pedro Reinhard	$21,000		$176,293		$37,172	$—		$234,465

Stephen I. Sadove	$6,000		$104,172		$7,797	$—		$117,969

Howard B. Wentz, Jr.	$30,375	[6]	$55,125	[6]	$46,763	$—		$132,263

Notes to the Director Compensation Table

[1]	Consists of meeting and committee chair and deputy chair fees, as described above.

[2]

As noted above, directors receive an annual grant of 2,600 shares of the Company’s common stock. This column reflects the expense recognized in the Company’s Consolidated Financial Statements for the year ended December 31, 2007 for stock awards granted to each director in 2007. The grant date fair value of stock awards granted in 2007 to Messrs. Mark and Sadove was $68.67 and for each other director, was $67.81, based on the fair market value of the Company’s common stock on the date of grant. The annual grants of stock awards to Messrs. Mark, Sadove and Wentz were prorated based on the time each of them served on the Board as a non-employee director during 2007.

[3]

As noted above, directors receive an annual grant of 4,000 stock options. This column reflects the expense recognized in the Company’s Consolidated Financial Statements for the year ended December 31, 2007 for stock option awards granted to each director in 2007 and prior years, excluding the costs associated with the remaining amortization of outstanding retiree-eligible awards granted prior to January 1, 2006, when the Company adopted SFAS 123R, as described in note 4 on page 29. The grant date fair value of stock options granted in 2007 to Messrs. Mark and Sadove was $11.60 and for each other director, was $11.69. The estimated value of options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts shown in this column, see Note 8 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2007. The annual grants of stock option awards to Messrs. Mark and Sadove were prorated based on the time each of them served on the Board as a non-employee director during 2007.

The aggregate number of stock options outstanding for each director as of December 31, 2007 was as follows: Mr. Cahill—9,000; Mrs. Conway—35,428; Mrs. Hancock—34,470; Mr. Johnson—28,000; Mr. Kogan—32,000; Mr. Lewis—28,000; Mr. Mark—2,000; Mr. Reinhard—8,000; Mr. Sadove—2,334; and Mr. Wentz—0.

[4]

The amounts shown represent matching charitable donations contributed by the Company in the director’s name pursuant to the Charitable Matching Gifts Program, which is available to all directors, U.S. retirees and U.S. employees who are actively employed on a full time basis and have completed at least one year’s service. Under the program, the Company matches contributions to schools and

(Notes continued on next page)

other eligible institutions up to a maximum of $8,000 per individual per year. Eligible gifts up to $250 are matched on a 2:1 basis with all other eligible gifts up to $7,750 matched on a 1:1 basis. The Company does not match certain gifts such as contributions to organizations that are not tax-exempt, dues to alumni or similar groups, tuition payments, contributions to school funds or associations that are not used exclusively to support educational purposes of the institution and any gift for which the donor receives a substantial benefit.

[5]	In 2007, Mrs. Hancock elected to purchase Colgate common stock with her meeting and deputy chair fees under the procedure described on page 50.

[6]	Messrs. Johnson, Lewis, Mark and Wentz each elected to receive 25% of his annual stock fee in cash to satisfy tax obligations pursuant to the procedure described on page 50.

[7]

For Mr. Mark, the amount shown consists of the personal use of a car and driver which was valued as a proportionate amount of the cost of the annual lease, driver, parking garage and fuel since July 1, 2007.

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

Directors and executive officers of the Company own significant amounts of Company stock. Under the Company’s stock ownership guidelines, non-employee directors are required to own stock equal in value to at least five times their annual fee, and executive officers of the Company are required to own stock equal in value to at least two to five times their salary, depending on their grade level.

The following table shows the beneficial ownership of Common Stock and Series B Convertible Preference Stock of each director, each of the Named Officers appearing in the Summary Compensation Table on page 28 and the directors and executive officers (including the Named Officers) as a group. “Beneficial ownership” as used here means more than “ownership” as that term is commonly used. For example, a person “beneficially” owns Colgate stock not only if he or she holds it directly, but also if he or she has (or shares) the power to vote or sell the stock indirectly (for example, through a relationship, a position as a director or trustee, or a contract or understanding). Beneficial ownership also includes shares a person has the right to acquire within 60 days, for example, through the exercise of a stock option.

	Common Stock
	Amount and Nature of Beneficial Ownership[1,2]				Series B Convertible Preference Stock (ESOP)[1,2]

Name of Beneficial Owner	Directly Owned[3]		Exercisable Options[4]	Common Stock Units[5]	Amount and Nature of Beneficial Ownership[2,6]

Ian M. Cook[7]	133,652		787,008	—	3,583

Javier G. Teruel[8]	269,020		774,465	—	3,273

Michael J. Tangney	365,751		590,859	—	4,592

Stephen C. Patrick	178,317		528,066	—	3,301

Andrew D. Hendry[9]	145,780		366,258	—	2,561

Fabian T. Garcia	9,413		222,332	—	91

John T. Cahill	2,597	[10]	4,665	8,542	—

Jill K. Conway[11]	3,279		31,427	31,943	—

Ellen M. Hancock[12]	30,686		30,469	35,735	—

David W. Johnson	53,822		7,999	7,152	—

Richard J. Kogan	40,659		27,999	—	—

Delano E. Lewis	5,950		23,999	7,132	—

Reuben Mark[13]	6,558,239		—	—	—

J. Pedro Reinhard	103	[14]	3,999	7,855	—

Stephen I. Sadove	11,279	[15]	—	—	—

All directors and executive officers as a group (34 persons)	8,387,838		5,640,797	98,359	46,688

Notes to the Stock Ownership Table

[1]

Information about Common Stock and Series B Convertible Preference Stock holdings is as of March 10, 2008, the record date for the Annual Meeting. Unless stated otherwise in these notes, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

[2]

Each person named in the table beneficially owns less than 1% of the outstanding Common Stock and Series B Convertible Preference Stock, except for Mr. Mark, who beneficially owns 1.3% of the outstanding Common Stock. The directors and executive officers as a group beneficially own 2.7% of the outstanding Common Stock and 1.6% of the outstanding Series B Convertible Preference Stock.

[3]	Includes shares of restricted stock that were outstanding as of December 31, 2007 and that vested on or prior to March 10, 2008.

(Notes continued on next page)

[4]

This column includes options that are exercisable on or before May 9, 2008, which is 60 days after March 10, 2008. As of March 10, 2008, a total of 27,210,407 options were outstanding under the Company’s stock option plans and 27,259,355 shares were available for future grants.

[5]

Includes Common Stock units credited to one or more of the following accounts: (i) a deferred account under the Director Stock Plan; (ii) a deferred account under the Restated and Amended Deferred Compensation Plan for Non-Employee Directors; or (iii) an account representing the accrued value under the Pension Plan for Outside Directors that was terminated as of December 31, 1996. In each case, the holder of Common Stock units has no voting or investment power over such units.

[6]

The Company issues Series B Convertible Preference Stock to a trustee acting on behalf of the Savings and Investment Plan. Employees who participate in this plan, including the Named Officers, have voting power over such shares allocated to their accounts under the plan, subject to the right of the plan trustee to vote shares if a participant fails to do so. Participants have no investment power over such shares until they are distributed or diversified at the participant’s election in accordance with the terms of the plan.

[7]	Mr. Cook’s holdings include 28,683 shares of Common Stock owned jointly with his spouse.

[8]

Mr. Teruel holds 65,934 shares of Common Stock, which represents approximately 6% of the shares of Common Stock beneficially owned by him and reflected in the above table, in a margin securities account.

[9]	Mr. Hendry has pledged 14,356 shares of Common Stock to a bank as security for a line of credit.

[10]	Mr. Cahill was first elected to the Board on October 6, 2005. Directors have five years from the date of their initial election to meet the Company’s stock ownership guidelines.

[11]	Mrs. Conway’s holdings include 3,005 shares owned by the Jill K. Conway Trust.

[12]	Mrs. Hancock’s holdings include 13,182 shares of Common Stock owned jointly with her spouse.

[13]

Mr. Mark’s holdings include 385,518 shares owned by ARMARK, LLC, owned by Mr. Mark’s spouse and several trusts for the benefit of his children and grandchildren. Mr. Mark has pledged 551,011 shares of Common Stock to a bank as security for a loan, which represents approximately 8% of the shares of Common Stock beneficially owned by him and reflected in the above table.

[14]	Mr. Reinhard was first elected to the Board on January 12, 2006. As noted above, directors have five years from the date of their initial election to meet the Company’s stock ownership guidelines.

[15]	Mr. Sadove was elected to the Board on June 7, 2007. As noted above, directors have five years from the date of their initial election to meet the Company’s stock ownership guidelines.

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned as of December 31, 2007	Percent of Common Stock Outstanding as of December 31, 2007

State Street Bank and Trust Company (as trustee of the Colgate-Palmolive Company Employee Stock Ownership Trust)[1]	40,163,676[2]	7.5%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

Barclays Global Investors, NA	28,942,040[3]	5.7%
45 Fremont Street
San Francisco, CA 94105

Notes to the Stock Ownership of Certain Beneficial Owners Table

[1]	State Street Bank and Trust Company (the “Trustee”) is the trustee of the Colgate-Palmolive Company Employee Stock Ownership Trust (the “Trust”).

[2]	On a Schedule 13G, dated February 12, 2008, filed with the SEC by the Trustee, the Trustee reported that, as of December 31, 2007, it beneficially owned 40,163,676 shares of Common Stock as follows:

• 24,887,713 shares of Common Stock over which the Trustee had shared voting power (including 24,302,064 shares of Common Stock which were issuable upon the conversion of the Company’s Series B Convertible Preference Stock); and

• 15,275,963 shares of Common Stock over which the Trustee had sole voting power.

The Trustee had shared power to dispose of all such shares.

For information regarding the voting of shares allocated to the Colgate-Palmolive Employee Stock Ownership Plan participants, please see “Voting Procedures—Voting by Employees Participating in the Company’s Savings and Investment Plan” on page 3. The Trustee will vote unallocated shares in the same proportion in which allocated shares are voted.

[3]	According to a Schedule 13G, dated January 10, 2008, filed with the SEC jointly by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, as of December 31, 2007: (i) Barclays Global Investors, NA, a bank, was the beneficial owner of 20,827,979 shares of Common Stock (with the sole power to vote 17,504,995 of such shares and the sole power to dispose of all of such shares); (ii) Barclays Global Fund Advisors, an investment advisor, was the beneficial owner of 3,516,177 shares of Common Stock (with the sole power to vote and dispose of such shares); (iii) Barclays Global Investors, Ltd, a bank, was the beneficial owner of 3,499,487 shares of Common Stock (with the sole power to vote 2,995,524 of such shares and the sole power to dispose of all of such shares); (iv) Barclays Global Investors Japan Limited, an investment advisor, was the beneficial owner of 724,665 shares of Common Stock (with the sole power to vote and dispose of such shares); and (v) Barclays Global Investors Canada Limited, an investment advisor, was the beneficial owner of 373,732 shares of Common Stock (with the sole power to vote and dispose of such shares).

Compliance with Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons owning more than 10% of a class of the Company’s stock to file reports with the SEC and the NYSE regarding their ownership of the Company’s stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company’s review of copies of these reports and officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during 2007, except that on November 30, 2007, a Form 4 was filed on behalf of Ronald T. Martin, Vice President, Global Social Responsibility, reporting the sale of 1,500 shares of Common Stock which had been sold on November 7, 2007.

Certain Relationships and Related Transactions

Colgate has a long-standing policy against its directors, officers and employees entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Conduct, Business Practices Guidelines and Director Independence Standards. In addition, the Board has adopted a written policy regarding related person transactions which supplements the Company’s historic policies by establishing additional procedures for monitoring and reviewing and, if appropriate, approving or ratifying, these types of transactions. The policy covers any “related person transaction”, as defined under SEC rules, which generally includes any transaction, arrangement or relationship involving more than $120,000 in which the Company or any of its subsidiaries was, is or will be a participant and in which a “related person” has a material direct or indirect interest. “Related persons” mean directors and executive officers and their immediate family members, and shareholders owning five percent or more of Colgate’s outstanding stock.

The Company’s Corporate Legal Department together with the Corporate Controller’s Department are responsible for monitoring compliance with these policies and procedures. In the rare instance where a related person transaction is determined to be in the best interests of the Company, only the independent directors of the Board may approve or ratify the transaction in accordance with the procedures for review and approval or ratification described in the policy. In the course of its review of related person transactions, the independent directors of the Board will consider all of the relevant facts and circumstances that are available to them, including but not limited to: (i) the benefits to the Company, (ii) in a transaction involving a director, the impact on the director’s independence, (iii) the availability of comparable products or services, (iv) the terms of the transaction and (v) whether the transaction is proposed to be on terms more favorable to the Company than terms that could have been reached with an unrelated third party.

Based on the Company’s review of its transactions, there were no transactions considered to be a related person transaction during 2007.

PROPOSALS REQUIRING YOUR VOTE

The following three proposals will be presented at the meeting for your vote. When voting by telephone or Internet, you will be instructed how to vote for or against or abstain from voting on these proposals. If you received a printed copy of your proxy materials, space is provided in the proxy card to vote for or against or abstain from voting on each of the proposals.

The Board of Directors recommends a vote for Proposals 1, 2 and 3.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated ten people for election as directors at the Annual Meeting. All nominees are currently serving as directors of the Company. Following his retirement as the Company’s CEO on July 1, 2007, Mr. Mark, at the Board’s request, agreed to continue as Chairman of the Company’s Board for a period of up to 18 months thereafter. All nominees except Messrs. Cook and Sadove were elected at the 2007 Annual Meeting. If you elect these nominees, they will hold office until the next Annual Meeting or until their successors have been elected and qualified. For information about Colgate’s by-law provisions regarding the election of directors, please see “Majority Voting in Director Elections” on page 11.

The nominees are John T. Cahill, Jill K. Conway, Ian M. Cook, Ellen M. Hancock, David W. Johnson, Richard J. Kogan, Delano E. Lewis, Reuben Mark, J. Pedro Reinhard and Stephen I. Sadove. Biographical information regarding the nominees appears on pages 8 to 10 of this Proxy Statement.

The Board of Directors recommends a vote FOR the nominees for director listed above.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008. PricewaterhouseCoopers LLP has audited the accounts of the Company since May 2002. The Board considers it desirable to continue the services of PricewaterhouseCoopers LLP.

The fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered to the Company during 2007 and 2006 are set forth below. The Audit Committee has concluded that the provision of the non-audit services described below by PricewaterhouseCoopers LLP to the Company did not and does not impair or compromise their independence. All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy described on page 58.

PricewaterhouseCoopers LLP Fees
(in millions)

	2007	2006
Audit Fees	$10.5	$9.9
Audit-Related Fees	0.2	0.7
Tax Fees.	3.0	3.6
All Other Fees.	—	—

Total	$13.7	$14.2

Audit Fees

These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audits of the Company’s annual financial statements for the fiscal years ended December 31, 2007 and 2006, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years. Audit fees also represent fees billed or expected to be billed by

PricewaterhouseCoopers LLP for professional services rendered for the audits of the effectiveness of internal control over financial reporting for the fiscal years ended December 31, 2007 and 2006.

Audit-Related Fees

These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered that were reasonably related to the performance of the audits or the reviews of the Company’s financial statements in 2007 and 2006 (but which are not included under “Audit Fees” above). Audit-Related fees consist principally of certain agreed-upon procedures engagements, acquisition due diligence and employee benefit plan audits.

Tax Fees

These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered relating to tax compliance, tax advice and tax planning in various tax jurisdictions around the world. This category includes fees of $2.0 million and $2.2 million for the years ended December 31, 2007 and 2006, respectively, related to tax compliance services for the Company’s expatriate employee programs. The remaining fees were associated with assistance in tax return filings, tax audits and refund claims as well as advice on interpretation and compliance with tax laws (aggregating $1.0 million and $1.3 million in 2007 and 2006, respectively) and other general tax advisory services in 2006 (aggregating $0.1 million).

All Other Fees

None.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre- approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

If the stockholders should fail to ratify the selection of the independent registered public accounting firm, the Audit Committee will designate an independent registered public accounting firm as required under the rules of the Exchange Act and in accordance with its charter.

The Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008.

PROPOSAL 3: AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO
INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM
1,000,000,000 SHARES TO 2,000,000,000 SHARES

On February 27, 2008, the Company’s Board unanimously adopted a resolution declaring it advisable to amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, $1.00 par value, from 1,000,000,000 to 2,000,000,000 shares, subject to approval by the stockholders. No increase in the number of authorized shares of Preferred Stock or Preference Stock is being proposed at this time. The form of the proposed amendment (the “Amendment”) is attached as Appendix A.

Stockholders most recently approved an increase in the number of the Company’s authorized shares of Common Stock in May 1997, which action coincided with a two-for-one stock split. A substantial portion of these additional shares were used two years later for another two-for-one stock split that occurred in June 1999.

Management believes that the Amendment is in the best interests of the Company and its stockholders, to maintain the Company’s flexibility in responding to future business and financing needs and opportunities. These additional shares will be used for general corporate purposes, including for use in connection with one or more of the following: stock splits, stock dividends, rights or securities convertible into Common Stock, employee stock option and other stock ownership plans, financing transactions and acquisitions.

All newly authorized shares would have the same rights as the presently authorized shares, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid. The issuance of additional shares of authorized Common Stock would be within the discretion of the Board, without the requirement of further action by stockholders unless such action is required by applicable law or the rules of any stock exchange on which the Company’s securities may then be listed. At the present time, the Board has not authorized the issuance or use of any of the additional shares of Common Stock to be authorized by the Amendment.

Under the Company’s Restated Certificate of Incorporation, no holders of any class of stock of the Company are entitled to any preemptive rights with respect to any shares of the Company’s capital stock.

Management is unaware of any specific effort to obtain control of the Company, and has no present intention of using the proposed increase in the number of authorized shares of Common Stock as an anti-takeover device. However, the Company’s authorized but unissued capital stock could be used to make an attempt to effect a change in control more difficult.1

The Board of Directors recommends a vote FOR the amendment of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

[1]

See page 1 of this Proxy Statement for the number of shares of Common Stock and Series B Convertible Preference Stock, each share of which is convertible into eight shares of Common Stock, that were outstanding as of March 10, 2008, the record date for the Annual Meeting, and note 4 on page 54 of this Proxy Statement and Note 8 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2007 for the number of shares of Common Stock subject to outstanding stock option and restricted stock awards and available for future grants.

STOCK PRICE PERFORMANCE GRAPHS

The graphs shown on these pages compare cumulative total shareholder returns on the Common Stock against the S&P Composite-500 Stock Index and a peer company index for a twenty-year period, a ten-year period and a five-year period, each ending on December 31, 2007.

The companies included in the peer company index are consumer products companies that have both domestic and international businesses. These companies are: Avon Products, Inc., The Clorox Company, Kimberly-Clark Corporation, The Procter & Gamble Company and Unilever (N.V. and plc).

(Graphs continued on next page)

OTHER INFORMATION

Future Stockholder Proposals

Under the rules of the SEC, if you wish us to include a proposal in the Proxy Statement for next year’s Annual Meeting, we must receive it no later than November 30, 2008.

Under the Company’s by-laws, if you wish to submit a proposal for consideration at next year’s Annual Meeting, the Secretary of the Company must receive your proposal at least 60 days but not more than 90 days prior to the date of the meeting. Generally, the Company holds its Annual Meeting during the first or second week of May. Your proposal also must comply with certain information requirements set forth in the Company’s by-laws. You may obtain a copy of our by-laws from the Secretary. These requirements apply to any matter that a stockholder wishes to raise at the Annual Meeting other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act. The deadline under the Company’s by-laws for receiving proposals for consideration at this year’s Annual Meeting was March 9, 2008.

Nominations for Director

Nominations for directors of the Company may be made at a stockholders’ meeting by the Board or by any stockholder of the Company who complies with the information and timely notice requirements of the Company’s by-laws. In addition, the Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders in writing if such candidates meet Colgate’s criteria for Board membership, as described in the “Nominating and Corporate Governance Committee Report” on page 14. The deadlines for nominations for this year’s and next year’s Annual Meetings are the same as those described above under “Future Stockholder Proposals”.

Cost and Methods of Soliciting Proxies

We pay the cost of soliciting proxies for the meeting. Proxies may be solicited in person by our employees, or by mail, courier, telephone, facsimile or e-mail. In addition, we have retained D.F. King & Co. Inc., a subsidiary of Sage Holdings, to solicit proxies by mail, courier, telephone, facsimile and e-mail. We will pay a fee of approximately $22,500 to D.F. King & Co. plus expenses for these services.

Available Information

The Company’s website address is www.colgate.com. The information contained on the Company’s website is not included as a part of, or incorporated by reference into, this Proxy Statement. The Company makes available, free of charge on its Internet website, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company has electronically filed such material with, or furnished it to, the SEC. Also available on the Company’s website are the Company’s Code of Conduct and Corporate Governance Guidelines, the charters of the Committees of the Board and reports under Section 16(a) of the Exchange Act of transactions in Company stock by directors and executive officers. Hard copies of these materials are also available free of charge from the Company’s Investor Relations department by calling (800) 850-2654 or (212) 310-2575.

Other Business

As of the date of this Proxy Statement’s printing, we do not intend to submit any matters to the meeting other than those set forth herein, and we know of no additional matters that will be presented by others. However, if any other business should come before the meeting, the members of the Proxy Committee have discretionary authority to vote your shares with respect to such matters in accordance with their best judgment.

By order of the Board of Directors.

Andrew D. Hendry
Senior Vice President, General Counsel and Secretary

APPENDIX A

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

The first paragraph of Article FOURTH is amended to read as follows:

FOURTH: 1. The total number of shares of all classes of stock which the Company shall have the authority to issue is 2,050,262,150 shares, divided into 250,000 shares of Preferred Stock without par value, 12,150 shares of $3.00 Convertible Second Preferred Stock without par value, 50,000,000 shares of Preference Stock without par value and 2,000,000,000 shares of Common Stock of the par value of $1 per share.1

[1] Proposed changes to the text are indicated by underlining.

A-1

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS AND PROXY STATEMENT

Printed on Recycled Paper

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE / MAIL 24 HOURS A DAY, 7 DAYS A WEEK

300 PARK AVENUE	VOTE BY INTERNET - www.proxyvote.com
NEW YORK, NY 10022-7499	Use the Internet to vote the shares up until 11:59 P.M. Eastern Daylight Time on May 7, 2008. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to vote the shares up until 11:59 P.M. Eastern Daylight Time on May 7, 2008. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Detach the below proxy card. Mark, sign and date your proxy card. Return it in the postage-paid envelope enclosed or mail it to Colgate-Palmolive Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, before 11:59 P.M. Eastern Daylight Time on May 7, 2008.

TO VOTE, MARK BOXES BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CLGPM1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote “FOR” each of the nominees for director and “FOR” proposals 2 and 3.

1.	Election of directors
	Nominees:		FOR	AGAINST	ABSTAIN

	1a.	John T. Cahill	☐	☐	☐			FOR	AGAINST	ABSTAIN

	1b.	Jill K. Conway	☐	☐	☐	2.	Ratify selection of PricewaterhouseCoopers LLP as Colgate’s independent registered public accounting firm	☐	☐	☐

	1c.	Ian M. Cook	☐	☐	☐

	1d.	Ellen M. Hancock	☐	☐	☐
						3.	Amend Restated Certificate of Incorporation to increase the number of authorized shares of common stock	☐	☐	☐
	1e.	David W. Johnson	☐	☐	☐

	1f.	Richard J. Kogan	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations as specified above. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

	1g.	Delano E. Lewis	☐	☐	☐

	1h.	Reuben Mark	☐	☐	☐

	1i.	J. Pedro Reinhard	☐	☐	☐

	1j.	Stephen I. Sadove	☐	☐	☐

NOTE: Please sign within the box below exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When signing as corporate officer, please give full corporate name and officer’s title.

Signature (Stockholder)	Date	Signature (Joint Owner)	Date

ANNUAL MEETING
OF
COLGATE-PALMOLIVE COMPANY STOCKHOLDERS

Thursday, May 8, 2008
Marriott Marquis Hotel
10:00 a.m.
Broadway Ballroom
1535 Broadway
(Between 45th and 46th Streets)
New York, NY 10036

Your vote is important to us. You may vote your proxy by Internet, telephone or mail. Please vote your proxy at your earliest convenience even if you plan to attend the meeting. Voting instructions appear on the reverse side of this card. Your vote is held in confidence by our outside tabulator, Broadridge Financial Solutions, Inc.

If you plan to attend the meeting, please fill out and mail separately the enclosed ticket request.

COLGATE-PALMOLIVE COMPANY

Proxy Solicited by the Board of Directors for Annual Meeting on May 8, 2008

The undersigned hereby appoints as proxies, with full power of substitution to each, REUBEN MARK, ELLEN M. HANCOCK, and DELANO E. LEWIS (the Proxy Committee) to vote as designated on the reverse side all shares that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in New York, New York on May 8, 2008 or at any adjournments thereof. Action hereunder may be taken by a majority of said proxies or their substitutes who are present or if only one be present, then by that one.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. If no direction is made, this proxy will be voted in accordance with the Board’s recommendations as set forth on the reverse side of this card. The Proxy Committee cannot vote the shares unless you sign and return this card or vote by Internet or telephone in accordance with the applicable instructions.

(Continued and to be signed on the reverse side.)